SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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Journal Communications, Inc.

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333 West State Street

Milwaukee, Wisconsin 53203

NOTICE OF 2010 ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD WEDNESDAY, APRIL 28, 2010

To our Shareholders:

We invite you to attend our 2010 Annual Meeting of Shareholders on Wednesday, April 28, 2010 at 9:00 a.m. Central Time at The Pfister Hotel, Imperial Ballroom, 424 East Wisconsin Avenue, Milwaukee, Wisconsin. Directions to The Pfister Hotel are printed on the back cover of the accompanying Proxy Statement. As we describe in the accompanying Proxy Statement, we will be voting on the following matters:

1.	the election of the three nominees named in the attached proxy statement as Class I directors,

2.	the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 26, 2010, and

3.	any other business that may properly come before the Annual Meeting or any adjournment or postponement thereof.

We have enclosed a proxy card along with this Proxy Statement. Your vote is important, no matter how many shares you own. Even if you plan to attend the Annual Meeting, please complete, date and sign the enclosed proxy card and mail it as soon as you can in the envelope we have provided. Alternatively, you may vote by calling the toll-free telephone number or using the Internet as described in the instructions provided on the enclosed proxy card. If you attend the Annual Meeting, then you may revoke your proxy and vote your shares in person if you would like.

Thank you for your continued support. We look forward to seeing you at the Annual Meeting.

JOURNAL COMMUNICATIONS, INC.

Steven J. Smith

Chairman of the Board and

Chief Executive Officer

Milwaukee, Wisconsin

March 18, 2010

Important Notice Regarding the Availability of Proxy Materials for the

Shareholder Meeting to be Held on Wednesday, April 28, 2010

Pursuant to rules promulgated by the Securities and Exchange Commission, we have elected to provide access to our proxy materials both by sending you this full set of proxy materials, including a proxy card, and by notifying you of the availability of our proxy materials on the Internet. This Proxy Statement and our 2009 annual report to shareholders are available at http://www.journalcommunications.com/investors.

FREQUENTLY ASKED QUESTIONS

Q:	Why have I received this Proxy Statement?

Our Board of Directors has sent you this Proxy Statement, starting on or about March 19, 2010, to ask for your vote as a shareholder of Journal Communications, Inc. on certain matters to be voted on at our upcoming Annual Meeting of Shareholders.

Q:	What am I voting on?

At our Annual Meeting, you will vote on the election of three Class I directors and the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2010. Our Board of Directors does not intend to bring before the Annual Meeting any other matter. In the event that any other matters properly come before the Annual Meeting, it is the intention of the Board-appointed proxies to vote the shares represented by each such proxy in accordance with their discretionary judgment on such matters.

Q:	Do I need to attend the Annual Meeting in order to vote? How do I vote?

No. You may vote by mail using the enclosed proxy card, via the telephone, via the Internet or in person at the Annual Meeting. To vote by mail, simply mark your enclosed proxy card, date and sign it, and return it in the postage-paid envelope provided. To vote by telephone or via the Internet, follow the instructions provided on the enclosed proxy card. Even if you complete and mail the enclosed proxy card, or vote by telephone or the Internet, you may nevertheless revoke your proxy at any time prior to the Annual Meeting by sending us written notice, voting your shares in person at the Annual Meeting or submitting a later-dated proxy.

Because of a change in NYSE rules, we note that, unlike at previous annual meetings, your broker will NOT be able to vote your shares with respect to the election of directors if you have not provided directions to your broker. We strongly encourage you to submit your proxy card and exercise your right to vote as a shareholder.

Q:	Who is entitled to vote?

If you owned shares of our class A common stock, class B common stock or class C common stock as of the close of business on February 26, 2010 (the “record date”), then you are entitled to vote.

You will be entitled to one vote per share for each class A share you owned on the record date; ten votes per share for each class B share you owned on the record date; and two votes per share for each class C share you owned on the record date.

Q:	How many shares of Journal Communications’ stock are entitled to vote at the Annual Meeting?

As of the record date, there were 41,934,533 class A shares outstanding and entitled to vote at the Annual Meeting with an aggregate of 41,934,533 votes; 9,755,953 class B shares outstanding and entitled to vote at the Annual Meeting with an aggregate of 97,559,530 votes; and 3,264,000 class C shares outstanding and entitled to vote at the Annual Meeting with an aggregate of 6,528,000 votes.

Q:	What constitutes a quorum?

A “quorum” refers to the number of shares that must be in attendance at a meeting to lawfully conduct business. A majority of the votes of the class A shares, class B shares and class C shares entitled to be cast, or shares representing at least 73,011,032 votes, will represent a quorum for the purposes of electing directors, ratifying our appointment of PricewaterhouseCoopers LLP, and conducting any other business that may properly come before the Annual Meeting.

Q:	What happens if I sign and return my enclosed proxy card but do not mark my vote?

The individuals named in the enclosed proxy card as proxies will vote your shares FOR the Board’s nominees for director, FOR the ratification of our appointment of PricewaterhouseCoopers LLP, and in their best judgment on other matters that may properly come before the Annual Meeting.

Q:	Who will count the votes?

Broadridge Financial Solutions, Inc. will count the votes for the Annual Meeting. We will also retain an Inspector of Elections for the Annual Meeting.

Q:	How can I help reduce costs for Journal Communications, Inc.?

If you would like to help reduce the costs incurred by us in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions on the enclosed proxy card to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

ELECTION OF DIRECTORS

Director Nominees

Our Board of Directors (which we refer to as the Board) currently consists of nine directors, divided into three classes of two, four and three members, respectively, designated as Class I, Class II and Class III, with the terms of one class of directors expiring each year. This year, the terms of our Class I directors expire at the Annual Meeting. To more evenly divide our directors into classes, Jeanette Tully, who is currently a Class II director whose term would otherwise expire at the 2011 Annual Meeting, has been nominated as a Class I director for election at the Annual Meeting. By virtue of Ms. Tully serving as a Class I director, after the Annual Meeting our Board will be divided into three classes of three members.

The Board has nominated David G. Meissner, Ellen F. Siminoff and Jeanette Tully for election at the Annual Meeting as Class I directors to serve until the 2013 Annual Meeting of Shareholders and until their successors are duly elected and qualified. Six of our other directors will continue to serve on the Board as Class II or Class III directors until their respective terms expire as indicated below.

The individuals named in the enclosed proxy card as proxies intend to vote all proxies received FOR the election of all of the Board’s nominees. If a nominee becomes unable to serve as a director before the Annual Meeting, then the proxies will vote for another person that the Board recommends in place of that nominee.

Under Wisconsin law, shareholders elect directors by a plurality of the votes cast by shares that are entitled to vote in the election, assuming a quorum is present. For this purpose, “plurality” means that the nominees receiving the largest number of votes will be elected as directors. Any shares that do not vote, whether by abstention, broker non-vote or otherwise, will not affect the election of directors.

The following sets forth certain information, as of the record date, about the Board nominees for election as Class I directors at the Annual Meeting and each director whose term will continue after the Annual Meeting.

Nominees for Election at the Annual Meeting

Terms Expiring at the 2013 Annual Meeting of Shareholders

David G. Meissner

David G. Meissner, 72, retired, served as volunteer Chairman of the Public Policy Forum, Inc., an independent, non-profit organization dedicated to providing information on community issues for government, businesses and citizens, from April 2002 to April 2004. Previously at the Public Policy Forum, Inc., Mr. Meissner served as the President from January 2000 to March 2002 and as the Executive Director from March 1995 to December 1999. Mr. Meissner is a member of the Human Resources and Nominating and Corporate Governance Committees and has been a director since April 2004. Mr. Meissner was a director of our predecessor company from June 1988 to February 2003. Mr. Meissner was nominated to our Board in connection with an agreement our Company has with the family of our former chairman and the founder of our prior employee-ownership trust, Harry J. Grant (as described under “Certain Transactions – Agreement with the Grant Family Shareholders”).

Ellen F. Siminoff

Ellen F. Siminoff, 42, is President and CEO of Shmoop, an educational website. She served as Chairman of Efficient Frontier, a leading provider of paid search engine marketing solutions, from February 2008 until September 2009, and served as its President and Chief Executive Officer from 2004 to February 2008. She was a member of the founding executive team at Yahoo! Inc., a company providing internet search and other capabilities, and from 1996 to 2004, she served at Yahoo! in a number of positions including Vice President, Business Development and Planning; Senior Vice President, Corporate Development; and Senior Vice President, Small Business and Entertainment. From 1994 to 1996, Ms. Siminoff worked for the Los Angeles Times as online classifieds manager. Ms. Siminoff and her husband founded EastNet, a global syndicate barter company distributing television programming to 14 emerging market countries in exchange for advertising time. Ms. Siminoff also serves on the board of directors for US AutoParts Network, Inc. and other public and private companies, including Solarwinds and Glu Mobile, Inc. Ms. Siminoff is a member of the Human Resources Committee and has been a director since February 2007. Ms. Siminoff’s knowledge of and expertise in internet-related industries, as well as her executive experience, qualify her to serve as a director of our Company.

Jeanette Tully

Jeanette Tully, 62, currently serves as Trustee for the Aloha Station Trust LLC. Prior to the Aloha Station Trust LLC, Ms. Tully was President and CEO of Radiovisa Corporation. Prior to Radiovisa Corporation, Ms. Tully was with Entravision Communications Corporation, where she served as Executive Vice President, Chief Financial Officer and Treasurer. Prior to joining Entravision in 1996, Ms. Tully was Executive Vice President and Chief Financial Officer of Alliance Broadcasting Company before its sale to Infinity Broadcasting in early 1996. From 1986 to 1994, Ms. Tully was Vice President of Communications Equity Associates, Inc., a media investment banking and brokerage firm. She also served as Chief Financial Officer of Harte-Hanks Communications’ Broadcasting and Entertainment Division. Ms. Tully is a Certified Public Accountant. Ms. Tully was elected to the Board in February 2005. She is Chair of the Audit Committee and a member of the Nominating and Corporate Governance Committee. Ms. Tully also serves on the Board of Directors of American Community Newspapers II LLC, a privately held company. Ms. Tully’s knowledge of and experience in the broadcasting industry, as well as her executive experience and financial expertise, qualify her to serve as a director of our Company.

THE BOARD RECOMMENDS THE FOREGOING NOMINEES FOR ELECTION AS CLASS I DIRECTORS AND URGES EACH SHAREHOLDER TO VOTE “FOR” EACH NOMINEE. UNLESS MARKED TO THE CONTRARY, THE SHARES REPRESENTED BY PROPERLY EXECUTED BOARD-SOLICITED PROXIES RECEIVED PRIOR TO OR AT THE ANNUAL MEETING AND NOT REVOKED WILL BE VOTED “FOR” EACH NOMINEE.

Directors Continuing in Office

Terms Expiring at the 2012 Annual Meeting of Shareholders

David J. Drury

David J. Drury, 61, has been the President, Chief Executive Officer and majority owner of Poblocki Sign Company LLC since July 1999. Poblocki Sign Company LLC is a privately held architectural exterior and interior sign company located in West Allis, Wisconsin. Mr. Drury is a Certified Public Accountant, a former partner of Price Waterhouse and served as a business consultant from 1997 to 1999. Mr. Drury is Chair of the Executive and Nominating and Corporate Governance Committees and serves as our Lead Director. He has been a director since August 2003. Mr. Drury was a director of our predecessor company since March 2003. Mr. Drury is a director and member of the nominating and corporate governance committee and chair of the audit committee at Plexus Corp. and a member of the Board of Trustees and chair of the audit committee at Northwestern Mutual Life Insurance Company. Mr. Drury’s executive experience and financial expertise, as well as his experience as a director for multiple other public companies, qualify him to serve as a director of our Company.

Jonathan Newcomb

Jonathan Newcomb, 63, is currently a Managing Director at the New York investment firm Coady Diemar Partners, with which he first became affiliated in November 2004. Mr. Newcomb was President and Chief Executive Officer of Cambium Learning, an education company located in Boston, from January 2006 until April 2007. Prior to that, he was a principal at Leeds Equity Partners, a New York private equity firm that invests primarily in information, education and training businesses. Mr. Newcomb served as Chairman and Chief Executive Officer at Simon & Schuster from 1992 until 2002. He also held positions as President and Chief Operating Officer and President of the Professional Publishing Group at Simon & Schuster from 1989 until 1994. Prior to that, he was President of McGraw-Hill’s Financial Information Company (S&P). Mr. Newcomb was elected to the Board in February 2005 and is a member of the Audit Committee. Mr. Newcomb is also a director and member of the audit committee at both BNA Corp. and United Business Media. Mr. Newcomb’s knowledge of and expertise in the publishing industry, as well as his executive experience and financial expertise, qualify him to serve as a director of our Company.

Roger D. Peirce

Roger D. Peirce, 72, has been a corporate consultant since his retirement as the Vice Chairman and Chief Executive Officer of Super Steel Products Corp. in January 1994. Between March 1995 and May 1996, Mr. Peirce was President and Chief Executive Officer of Valuation Research Corporation. Mr. Peirce is a member of the Audit, Compensation and Executive Committees, is the Chair of the Compensation Committee, and has been a director since August 2003. Mr. Peirce was a director of our predecessor company since September 1996. Mr. Peirce was Chairman of the Board of Directors of Demco, Inc., a privately held corporation, from January 1, 2007 until October 1, 2009. He was previously a director of Brady Corporation (until November 2007) and of Allete, Inc. (until May 2008). Mr. Peirce’s executive experience, financial expertise and experience as a public company director, as well as his long-standing relationship with and knowledge of our Company, qualify him to serve as a director of our Company.

Terms Expiring at the 2011 Annual Meeting of Shareholders

Steven J. Smith

Steven J. Smith, 59, is our Chairman of the Board and Chief Executive Officer. Mr. Smith was elected Chief Executive Officer in March 1998 and Chairman in December 1998. Mr. Smith was President from 1992 to 1998, and added the title of Chief Operating Officer in 1996. Mr. Smith has been a director since May 2003 and is a member of the Executive Committee. Mr. Smith was a director of our predecessor company since June 1987. Mr. Smith is also a director of Badger Meter, Inc., where he is chair of the compensation and corporate governance committee and a member of the audit and compliance committee. Mr. Smith’s long history with our Company and his skills and executive experience within all of the industries in which we operate qualify him to serve as the Chairman of our Board.

Mary Ellen Stanek

Mary Ellen Stanek, 53, has served as President of Baird Funds, Inc., a registered investment company, since September 2000, and Managing Director and Chief Investment Officer of Baird Advisors, Robert W. Baird & Co. Incorporated, since March 2000. Previously, Ms. Stanek was President of Firstar Funds, Inc., also a registered investment company, from December 1998 to March 2000, and President and Chief Executive Officer (from November 1998 to February 2000) and President and Chief Operating Officer (from March 1994 to November 1998) of Firstar Investment Research & Management Company, LLC. Ms. Stanek is a member of the Executive, Compensation and Human Resources Committees, chair of the Human Resources Committee and has been a director since August 2003. Ms. Stanek was a director of our predecessor company since June 2002. Ms. Stanek is also a director of Robert W. Baird & Co., Incorporated, Baird Financial Corporation, Baird

Holding Company, Aurora Health Care System, Inc. and the West Bend Mutual Insurance Company and a member of the Board of Trustees at Northwestern Mutual Life Insurance Company. Ms. Stanek’s knowledge of and experience in the financial services industry, as well as her executive experience and long-standing relationship with and knowledge of our Company, qualify her to serve as a director of our Company.

Owen Sullivan

Owen Sullivan, 52, has served since 2005 as Executive Vice President of Manpower Inc., a professional staffing firm, and as Chief Executive Officer of Right Management, a Manpower subsidiary and a global provider of integrated consulting solutions across the employment lifecycle. Since 2003, Mr. Sullivan has also served as Chief Executive Officer of Jefferson Wells International, Inc., a Manpower subsidiary delivering professional services in the areas of internal audit, technology risk management, tax, and finance and accounting. Prior thereto, Mr. Sullivan was President of the Financial Services Group – Metavante Corporation, a provider of banking and payments technologies, from 1999 to 2001 and also served as an independent consultant from 2001 to 2003. Mr. Sullivan was elected to the Board on July 10, 2007 and is a member of the Compensation Committee. Mr. Sullivan’s knowledge of and experience in the organizational development and human resources management industry, as well as his executive experience and financial expertise, qualify him to serve as a director of our Company.

Board Independence

The Board has adopted standards to assist it in making determinations regarding whether our directors are independent as that term is defined in the listing standards of the New York Stock Exchange. The latest version of our standards is included as Appendix A to this Proxy Statement. Based on these standards, the Board determined that Messrs. Peirce, Drury, Newcomb, Meissner and Sullivan and Ms. Stanek, Ms. Siminoff and Ms. Tully are independent as that term is defined in the listing standards of the New York Stock Exchange and the director independence standards adopted by the Board. In addition to the foregoing, with respect to Mr. Meissner, the independent directors of the Board also considered the share ownership of the various trusts in which Mr. Meissner is the trustee, and the provisions of the Shareholders Agreement, dated as of May 12, 2003, as amended, by and among us, our predecessor company, Matex Inc., the Abert Family Journal Stock Trust, Grant D. Abert and Barbara Abert Tooman in reaching their independence determination. See “Certain Relationships – Agreement with Grant Family Shareholders.” Further, with respect to Ms. Stanek, the Board considered her relationship with Robert W. Baird & Co. (“Baird”) and the fees paid by the Company to Baird during prior years. No fees were paid by the Company to Baird during 2009.

Board Meetings and Committees; Leadership Structure; Board’s Role in the Oversight of Risk

Our Board currently maintains five standing committees: Audit, Compensation, Executive, Human Resources, and Nominating and Corporate Governance. In 2009, the Board met seven times.

Our Corporate Governance Guidelines provide that our Board reserves the right to vest the responsibilities of Chairman of the Board and Chief Executive Officer, or CEO, in the same individual if in their judgment that circumstance is in the best interest of our Company. In such circumstances, the Board will designate a lead director to preside at the meetings of the independent director executive sessions. Currently, the positions of Chairman and CEO are combined. Our Board has determined that this combined role most appropriately suits our Company at this time because Mr. Smith, our CEO, is the person best qualified to serve as Chairman given his long history with our Company and his skills and experience within the industries in which we operate. Our Board believes that there is no single best organizational model that would be most effective in all circumstances and therefore retains the authority to modify this structure to best address our Company’s individual circumstances as and when appropriate. To supplement the combined Chairman and CEO position, our Board has created a Lead Director role. The Lead Director is an independent and empowered director who is appointed by the independent directors and who works closely with the Chairman. In addition to serving as the principal liaison between the independent directors and the Chairman and CEO, the primary responsibilities of the Lead Director are as follows:

•	To set the agenda for and preside at the Board’s executive sessions.

•

To review the schedule of issues to be discussed at regularly scheduled Board meetings, as such schedule is proposed by the Chairman and CEO, and to discuss the need and agenda for special meetings of the Board with the Chairman and CEO.

•	To advise the Chairman and CEO as to the quality, quantity and timeliness of the flow of information from Company management to the Board.

•	To assist the Board and its committees and the Company’s officers on compliance with and implementation of corporate governance issues.

•	To call meetings of the independent directors as appropriate.

•	To interview all Board candidates and to make recommendations on the same to the Nominating and Corporate Governance Committee.

•	To serve as Chairman when the Chairman and CEO is not present.

•	To serve as spokesperson for the Board to major shareholders or otherwise as requested by the Chairman and CEO or by the Board.

•	To conduct exit interviews with resigning senior managers.

•	To discuss the results of the Chairman and CEO’s performance evaluation with the Chair of the Compensation Committee and convey such results.

Further, the Lead Director will become the acting Chairman of the Board in the event of the death or incapacity of the Chairman and CEO, or in situations where it is not possible or appropriate for the Chairman and CEO to lead the Board. The Lead Director will also perform such other duties as may be necessary for the Board to fulfill its responsibilities or as may be requested by the Board as a whole, by the independent directors or by the Chairman and CEO.

In 2008, the Board appointed Mr. Drury as the Lead Director. As Lead Director, Mr. Drury, or his designee in the event of his absence, acted during 2009 as the presiding director for all executive sessions of the independent Board members. It is the Board’s practice to meet in executive session without management or Mr. Smith present in connection with regularly scheduled Board meetings.

Our full Board of Directors is responsible for the oversight of our Company’s operational risk management process. At least annually, the Board directs senior management to prepare an enterprise risk assessment report for delivery to the Board that addresses the major operational risks facing each of the Company’s operating businesses. The enterprise risk assessment report is presented directly to the Board at a regularly scheduled Board meeting by members of senior management, who are available to discuss issues with the directors. Follow-up discussions as deemed appropriate are scheduled with members of senior management and the full Board or the Audit Committee. Our Audit Committee and the full Board further review and comment on the draft risk factors for disclosure in our Annual Report on Form 10-K or Quarterly Reports on Form 10-Q and utilize the receipt of such draft risk factors to initiate discussions with appropriate members of the Company’s senior management if such risk factors raise questions or concerns about the status of operational risks then facing our Company. Our Board relies on the Audit Committee to address significant financial risk exposures facing the

Company and the steps management has taken to monitor, control and report such exposures, with appropriate reporting of these risks to be made to the full Board. Our Board relies on the Compensation Committee to address significant risk exposures facing the Company with respect to compensation, also with appropriate reporting of these risks to be made to the full Board. Our Board’s role in the oversight of our Company’s risk management has not affected our Board’s determination that the combined CEO/Chairman position is the most appropriate leadership structure for our Company at this time.

Shareholders or other interested parties who wish to send communications to the Board or to a particular member of the Board may do so by delivering a written communication to Mary Hill Leahy, Senior Vice President, General Counsel, Secretary and Chief Compliance Officer, Journal Communications, Inc., P. O. Box 661, Milwaukee, WI 53201-0661, who will promptly forward all appropriate written communications to the indicated director or directors. Alternatively, shareholders or other interested parties may contact our outsourced hotline at (800) 297-8132 and request that concerns be delivered to our Lead Director, Audit Committee chair, and/or to each or any of our directors.

Board members are expected to attend all Board meetings and all annual and special meetings of shareholders. All members of the Board were present at our 2009 Annual Meeting of Shareholders.

The following table sets forth the names of our directors who served on each of the standing committees of the Board in 2009, as well as how many times each committee met in 2009.

Board Member	Audit	Compensation	Nominating and Corporate Governance	Executive	Human Resources

Steven J. Smith				Ö
David J. Drury			Ö	Ö
David G. Meissner			Ö		Ö
Jonathan Newcomb	Ö
Roger D. Peirce	Ö	Ö		Ö
Ellen F. Siminoff					Ö
Mary Ellen Stanek		Ö		Ö	Ö
Owen Sullivan		Ö
Jeanette Tully	Ö		Ö
Meetings Held in 2009	10	5	1	0	2

During 2009, each director attended at least 75% of the aggregate of (a) the total number of meetings of the Board and (b) the total number of meetings held by all committees of the Board on which such director served during the year.

Audit Committee. Our Board maintains a standing Audit Committee, established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended. The purposes of the Audit Committee include assisting the Board in fulfilling its oversight responsibilities with respect to (i) the integrity of our financial statements; (ii) our compliance with legal and regulatory requirements; (iii) our independent auditor’s qualifications and independence; and (iv) the performance of our internal audit function and independent auditors. The Audit Committee also provides an avenue for communication between internal audit, the independent auditors, financial management and the Board. The Audit Committee has the sole authority to retain and terminate our independent auditors. It is directly responsible for the compensation and oversight of the work of the independent auditors (including resolution of disagreements between management and the independent auditors regarding financial reporting) for the purpose of preparing or issuing an audit report or related work. The Audit Committee also pre-approves all auditing services and permitted non-audit services (including the fees and terms thereof) to be performed for us by our independent auditors (subject to certain de minimis exceptions for non-audit services).

In carrying out its responsibilities, the Audit Committee, among other things:

•

reviews and discusses with management and the independent auditors our interim financial statements and our annual audited financial statements, related footnotes and financial information, and recommends to the Board whether the audited financial statements should be included in our Annual Report on Form 10-K;

•	discusses with management and the independent auditors significant financial reporting issues and judgments made in connection with the preparation of our financial statements;

•	reviews disclosures made to the Audit Committee by our Chief Executive Officer and Chief Financial Officer during their certification process for the Form 10-K and Form 10-Q;

•	reviews the performance and independence of our independent auditors; and

•

establishes procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

The Audit Committee is currently comprised of three members, each of whom is independent as that term is defined in the listing standards of the New York Stock Exchange and applicable rules of the Securities and Exchange Commission, or SEC, as well as the director independence standards adopted by the Board. In addition, the Board has determined that each of Ms. Tully (Chair), Mr. Peirce and Mr. Newcomb qualifies as an “audit committee financial expert” as that term is defined by the rules and regulations of the SEC. The Board has adopted a written charter for the Audit Committee that is available on our web site at www.journalcommunications.com.

Compensation Committee. Our Board maintains a standing Compensation Committee. The purposes of the Compensation Committee include discharging the Board’s responsibilities relating to compensation of our executive officers. In carrying out its responsibilities the Compensation Committee, among other things:

•	determines and approves our compensation strategy;

•

annually determines and approves corporate goals and objectives relevant to the Chief Executive Officer’s compensation, evaluates the Chief Executive Officer’s performance in light of such goals, and, based on this evaluation, approves and annually determines the salary, bonus, equity grants (if any) and other benefits for the Chief Executive Officer in light of the corporate goals and objectives;

•

reviews and approves corporate goals and objectives relevant to the compensation of our other executive officers, and, in light of these goals and objectives, approves and annually reviews decisions regarding salary, bonus awards, and long-term incentive opportunities;

•	oversees our equity compensation plans, and reviews at least annually all such equity-based compensation plans and arrangements;

•	approves equity award grants and the forms of agreement evidencing such grants;

•

administers, periodically reviews and approves significant changes to our other long- and short-term incentive compensation plans, including determining the overall scope of participation in our incentive plans and which executive officers shall participate in the plans, as well as the overall scope and weighting of performance measures and target award levels under the plans;

•	determines the aggregate incentive compensation awards for all participants in the plans as a group;

•	reviews and approves change of control, severance and employment agreements with executive officers;

•	annually reviews and recommends to the Board changes in our compensation policy for non-employee directors;

•	oversees the preparation of the compensation discussion and analysis and the related Compensation Committee report for inclusion in our annual proxy statement and Form 10-K; and

•	performs any other functions required by applicable law, rules or regulations, including the rules of the SEC and the rules of the New York Stock Exchange.

The Compensation Committee’s authority and responsibilities are set forth in a written charter adopted by our Board that is available on our website at www.journalcommunications.com.

Delegation of Authority. The Compensation Committee may not delegate any of its responsibilities to management, but may delegate any of its responsibilities to subcommittees consisting solely of two or more members of the Compensation Committee.

Compensation Consultants. The Compensation Committee from time to time uses independent compensation consultants to provide advice and ongoing recommendations regarding executive compensation that are consistent with our business goals and pay philosophy. The Compensation Committee did not formally engage a compensation consultant in 2009 to conduct a market survey. Rather, Towers Perrin (now Towers Watson) attended one meeting of the Compensation Committee to present a report on recent trends in compensation program design. Towers Perrin did not provide any additional services to the Company in 2009. The Compensation Committee determined that it would conduct a market survey every other year rather than annually. The Compensation Committee expects to retain Towers Watson to conduct a market survey in 2010.

Composition of Committee. The Compensation Committee is currently comprised of three members, each of whom is independent as that term is defined in the listing standards of the New York Stock Exchange and the director independence standards adopted by the Board. Mr. Peirce (Chair), Ms. Stanek and Mr. Sullivan are members of the Compensation Committee.

Compensation Committee Interlocks and Insider Participation. No member of our Board of Directors or our Compensation Committee serves as a member of a board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board of Directors or Compensation Committee.

Nominating and Corporate Governance Committee. Our Board maintains a standing Nominating and Corporate Governance Committee. The purposes of the Nominating and Corporate Governance Committee include identifying and recommending to the Board qualified potential director nominees for election at each of our annual shareholders’ meetings and developing and recommending to the Board our governance principles.

The Nominating and Corporate Governance Committee is currently comprised of three members, each of whom is independent as that term is defined in the listing standards of the New York Stock Exchange and the director independence standards adopted by the Board. The Board has adopted a written charter for the Nominating and Corporate Governance Committee, a copy of which is available on our web site at www.journalcommunications.com.

The Nominating and Corporate Governance Committee will consider candidates recommended by our shareholders for election as directors. Shareholders who wish to propose nominees for election as directors must follow certain procedures contained in our bylaws. In the case of nominees for election at an Annual Meeting, shareholders must send notice to our Secretary at our principal offices on or before December 31 of the year immediately preceding such Annual Meeting; provided, however, that if the date of the Annual Meeting is on or after May 1 in any year, notice must be received not later than the close of business on the day which is determined by adding to December 31 of the immediately preceding year the number of days on or after May 1 that the Annual Meeting takes place. In the case of nominees for election at a special meeting, shareholders must send notice to our Secretary at our principal offices not earlier than 90 days prior to such special meeting and not later than the close of business on the later of (i) the 60th day prior to such special meeting and (ii) the 10th day following the day on which public announcement is first made of the date of such special meeting. In either case, the notice must contain certain information specified in our bylaws, including certain information about the shareholders bringing the nomination (including, among other things, the number and class of shares held by such shareholder(s)) as well as certain information about the nominee (including, among other things, a description of all arrangements or understandings between such shareholder and each nominee and any other person pursuant to which the nomination is to be made, and other information that would be required to be disclosed in solicitations of proxies for elections of directors pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended). All business to be conducted at a special meeting must have been described in the notice of meeting sent to shareholders pursuant to our bylaws; as a result, nominations for directors at a special meeting may be made if the notice of such meeting includes the election of directors as an item of business to be conducted.

In its process to select director nominees, the charter directs the Nominating and Corporate Governance Committee to consider such criteria as skill set, experience, diversity, personal integrity and the ability to act on behalf of shareholders. The charter also directs the Nominating and Corporate Governance Committee to determine if the nominee satisfies the professional and governance standards established by the SEC and the New York Stock Exchange. In addition to these charter requirements, the Nominating and Corporate Governance Committee believes that our directors, including nominees for director, must meet certain minimum qualifications and possess certain qualities and skills. Specifically, the Nominating and Corporate Governance Committee believes that our directors and nominees must:

•	exhibit high standards of integrity, commitment and independent thought and judgment;

•	be free of any conflict of interest that would violate any applicable law or regulation or interfere with the proper performance of the responsibilities of a director;

•	have substantial senior management experience and/or financial expertise or other relevant experience and/or prior public company board experience;

•	possess a range of skills that will allow a Board member to provide sound guidance with respect to our operations and interests;

•

have the ability to dedicate sufficient time, energy and attention to ensure the diligent pursuit of his or her duties, including attending Board and committee meetings and reviewing all material in advance;

•	have the ability to discus major issues and come to a reasonable conclusion;

•	have the capability to understand, effectively discuss and make appropriate judgments with respect to issues of importance to our Company;

•	be collegial while having the ability to be direct and unafraid to disagree on important issues;

•	have the ability to represent us effectively to the financial press, investment institutions and other constituencies if requested by the Board; and

•	either have direct business exposure to the publishing or broadcasting industry and/or be able to participate in direct learning experiences about our major businesses.

While the Nominating and Corporate Governance Committee does not have a formal policy relating specifically to the consideration of diversity in its process to select director nominees, the Committee does consider ethnic, racial and gender diversity, as well as diversity of skill set, industry and professional experience and viewpoint, as part of its overall evaluation of candidates for director nominees. The Committee considers these diversity criteria as a part of its evaluation of each candidate for director.

The Chairman and Chief Executive Officer maintains an active list of potential Board candidates. The list is presented on a regular basis to the Nominating and Corporate Governance Committee, no less often than annually. Members of the Board, the Chairman and Chief Executive Officer, and various advisors and other parties (including shareholders) may from time to time present suggestions concerning Board candidates. Candidates are considered for the Board based on the selection criteria that has been established by the Board. The Nominating and Corporate Governance Committee will evaluate nominees for director submitted by shareholders who comply with the previously described procedures for submitting such nominations in the same manner as it evaluates other nominees.

Executive Committee. Our Board maintains a standing Executive Committee. The Executive Committee assists the Board in discharging its responsibilities with respect to the management of the business and affairs of the Company when it is impracticable for the full Board to act. The Executive Committee has such authority as may be delegated from time to time by the Board, and, in the intervals between meetings of the Board, can exercise the powers of the Board in directing the management of the business and affairs of the Company (except as limited by applicable law, regulation or listing standards). The Executive Committee is currently comprised of four members. The Board has adopted a written charter for the Executive Committee, a copy of which is available on our web site at www.journalcommunications.com.

Human Resources Committee. Our Board maintains a standing Human Resources Committee. The Human Resources Committee provides oversight of the policies and practices relating to employee relations and human resource activities, including, among others, hiring and retention policy, employee ownership culture activities and programs, talent management programs, performance management, diversity policies and practice, leadership development, manager succession planning and design of retirement and welfare plan programs. The Human Resources Committee is currently comprised of three members. The Board has adopted a written charter for the Human Resources Committee, a copy of which is available on our web site at www.journalcommunications.com.

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee appointed PricewaterhouseCoopers LLP as our independent registered public accounting firm to audit our consolidated financial statements for the fiscal year ended December 26, 2010, as well as the effectiveness of our internal control over financial reporting as of December 26, 2010, and requests that our shareholders ratify the appointment. If shareholders do not ratify the appointment of PricewaterhouseCoopers LLP, then the Audit Committee will reconsider the appointment.

Audit services provided by PricewaterhouseCoopers LLP in 2009 included the audit of our consolidated financial statements and the effectiveness of our internal controls over financial reporting under Section 404 of the Sarbanes-Oxley Act and the Public Company Accounting Oversight Board requirements, the review of quarterly financial statements and statutory and regulatory filings.

Representatives of PricewaterhouseCoopers LLP are expected to attend the Annual Meeting, where they will have an opportunity to make a statement, if they desire to do so, and to respond to appropriate questions.

Assuming a quorum is present at the Annual Meeting, to ratify the Audit Committee’s appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ended December 26, 2010, the number of votes cast in favor of ratification must exceed the number of votes cast in opposition to it. Abstentions and broker non-votes will be counted as present in determining whether there is a quorum; however, they will not constitute a vote “for” or “against” ratification and will be disregarded in the calculation of votes cast. A broker non-vote occurs when a broker submits a proxy card with respect to shares that the broker holds on behalf of another person but declines to vote on a particular matter, either because the broker elects not to exercise its discretionary authority to vote on the matter or does not have authority to vote on the matter.

Proxies solicited by the Board will be voted FOR ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ended December 26, 2010 unless the shareholder has specified otherwise.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM.

STOCK OWNERSHIP OF MANAGEMENT AND OTHERS

Stock Ownership

The following table describes the beneficial ownership of our class A shares, class B shares and class C shares as of the record date held by (i) each of our directors and nominees and those of our currently serving executive officers who are named in the Summary Compensation Table below under “Executive Compensation—Summary Compensation Table”; (ii) all of our current directors and executive officers as a group; and (iii) each person or entity that we know beneficially owns more than 5% of any class of our common stock. We believe that all of the people and entities listed below have sole voting and investment power over the listed shares, except as we have indicated otherwise in the footnotes.

	Shares Beneficially Owned
	Class A Common Stock		Class B Common Stock(1)			Class C Common Stock(2)
Name of Beneficial Owners	Shares	%	Shares		%	Shares		%
Directors and Executive Officers
Steven J. Smith	100	*	1,290,797	(3)	7.0%	—		—
Elizabeth Brenner	1,767	*	359,564	(4)	2.0%	—		—
Andre J. Fernandez	—	—	193,877		1.1%	—		—
James P. Prather	—	—	18,049		*	—		—
David J. Drury	9,000	*	32,500	(5)	*	—		—
David G. Meissner	1,000	*	1,144,836	(6)(7)	6.2%	1,067,054	(7)	32.7%
Jonathan Newcomb	—	—	18,582		*	—		—
Roger D. Peirce	3,000	*	32,500	(5)	*	—		—
Ellen F. Siminoff	—	—	42,296		*	—		—
Mary Ellen Stanek	7,000	*	32,500	(5)	*	—		—
Owen Sullivan	—	—	14,041		*	—		—
Jeanette Tully	—	—	22,500		*	—		—
All directors and executive officers as a group (17 persons)	21,867	*	3,658,280	(8)	19.8%	1,067,054		32.7%

Other Holders
The Journal Company(9)	—	—	8,676,705		47.1%	—		—
LSV Asset Management(10)	2,193,200	5.2%	—		—	—		—
Gamco Investors, Inc.(11)	5,417,608	13.0%	—		—	—		—
BlackRock, Inc.(12)	2,353,739	5.6%	—		—	—		—
Great Oaks Capital Management, LLC(13)	2,406,244	5.7%	—		—
Matex Inc.(14)	—	—	293,534		1.6%	1,523,259		46.7%
Judith Abert Meissner Marital Trust(15)	—	—	966,915		5.2%	971,223		29.8%
Proteus Fund, Inc.(16)	—	—	—		—	360,000		11.0%

*	Denotes less than 1%

(1)	Each class B share is convertible at any time into one class A share.

(2)	Each class C share is convertible at any time into either (i) 0.248243 class A shares and 1.115727 class B shares, or (ii) 1.36397 class A shares.

(3)	Includes 522,772 shares of class B common stock that may be purchased upon the exercise of vested stock appreciation rights. These stock appreciation rights are stock-settled and, based on our stock price of $3.74 on the record date, Mr. Smith would not be entitled to purchase any shares of class B common stock upon exercise of the vested stock appreciation rights.

(4)	Includes 160,258 shares of class B common stock that may be purchased upon the exercise of vested stock appreciation rights. These stock appreciation rights are stock-settled and, based on our stock price of $3.74 on the record date, Ms. Brenner would not be entitled to purchase any shares of class B common stock upon exercise of the vested stock appreciation rights.

(5)	Includes 10,000 shares of class B common stock that may be purchased upon the exercise of vested stock options.

(6)	Includes 5,000 shares of class B common stock that may be purchased upon the exercise of vested stock options.

(7)	Mr. Meissner’s stock ownership includes 1,067,358.215 shares of class B common stock and 1,067,054.315 shares of class C common stock beneficially owned through his position as trustee of the Judith Abert Meissner Marital Trust and trusts for the benefit of Mr. Meissner’s children.

(8)	Includes 89,173 shares of class B common stock that have been pledged as security.

(9)	The Journal Company is our wholly owned subsidiary. Pursuant to applicable state law, the shares of class B common stock held by The Journal Company are not entitled to vote.

(10)	The number of shares owned set forth in the table is as of or about December 31, 2009, as reported by LSV Asset Management (“LSV”) in its Schedule 13G/A filed with the Securities and Exchange Commission. The address for this shareholder is One N. Wacker Drive, Suite 4000, Chicago, IL 60606. LSV has sole voting power with respect to 2,193,200 of these shares and sole dispositive power with respect to 2,193,200 of these shares.

(11)	The number of shares owned set forth in the table is as of or about August 12, 2009, as reported by Gamco Investors, Inc. et al. (“Gamco”) in its Schedule 13D/A filed with the Securities and Exchange Commission. The address for this shareholder is One Corporate Center, Rye, NY 10580. Gamco has sole voting power with respect to 5,169,608 of these shares and sole dispositive power with respect to 5,417,608 of these shares.

(12)

The number of shares owned set forth in the table is as of or about December 31, 2009, as reported by BlackRock, Inc. (“BlackRock”) in its Schedule 13G filed with the Securities and Exchange Commission. The address for this shareholder is 40 East 52nd Street, New York, NY 10022. BlackRock has sole voting power with respect to 2,353,739 of these shares and sole dispositive power with respect to 2,353,739 of these shares.

(13)	The number of shares owned set forth in the table is as of or about December 31, 2009, as reported by Great Oaks Capital Management, LLC et al. (“Great Oaks”) in its Schedule 13G/A filed with the Securities and Exchange Commission. The address for this shareholder is 660 Madison Avenue, 14th Floor, New York, NY 20065. Great Oaks has sole voting and dispositive power with respect to 1,573,140 of these shares and shared voting and dispositive power with respect to 833,104 of these shares.

(14)	The address for this shareholder is c/o Meissner, Tierney, Fisher & Nichols, S.C., 111 E. Kilbourn Avenue, Milwaukee, WI 53202. Matex Inc. is owned and controlled by Barbara Abert Tooman, an heir to Harry J. Grant, our former chairman.

(15)	The address for this shareholder is c/o Meissner, Tierney, Fisher & Nichols, S.C., 111 E. Kilbourn Avenue, Milwaukee, WI 53202. David G. Meissner is a beneficiary and trustee of the Judith Abert Meissner Marital Trust; consequently, the shares held by this shareholder are also reflected in Mr. Meissner’s holdings.

(16)	The address for this shareholder is 101 University Drive, Suite A2, Amherst, MA 01002.

COMPENSATION DISCUSSION AND ANALYSIS

In the paragraphs that follow, we provide an overview and analysis of our compensation program and policies, the material compensation decisions we have made under those programs and policies with respect to our top executive officers, and the material factors that we considered in making those decisions. Following this Compensation Discussion and Analysis, under the heading “Executive Compensation” you will find a series of tables containing specific data about the compensation earned in 2009 by the following individuals, whom we refer to as our named executive officers:

•	Steven J. Smith, our Chairman and Chief Executive Officer,

•	Andre J. Fernandez, our Executive Vice President – Finance & Strategy and Chief Financial Officer,

•	Douglas G. Kiel, former Chief Executive Officer of our broadcast group and our former President, who retired on December 27, 2009,

•	Elizabeth Brenner, Chief Operating Officer of our publishing group and our Executive Vice President, and

•	James P. Prather, Executive Vice President of our broadcast group and our Vice President.

Overview

Our Business. Journal Communications, Inc., headquartered in Milwaukee, Wisconsin, was founded in 1882. We are a diversified media company with operations in publishing, radio and television broadcasting, interactive media and printing services. We publish the Milwaukee Journal Sentinel, which serves as the only major daily newspaper for the Milwaukee metropolitan area, and community newspapers and shoppers in Wisconsin and Florida. We own and operate 33 radio stations and 13 television stations in 12 states, and operate an additional television station under a local marketing agreement. Our interactive media assets build on our strong publishing and broadcasting brands. We also provide a wide range of commercial printing services, including printing of publications, professional journals and documentation material.

Objectives of Our Compensation Program. To best meet the challenges of running a business of our diversity and scope, we have designed our executive compensation program, under the direction of the Compensation Committee of the Board, to attract and retain the highest quality executive officers, directly link pay to our performance, and build value for our shareholders. In order to do this effectively, our program must:

•	provide total compensation opportunities at levels that are competitive in our industries,

•	tie a significant portion of each executive’s compensation to his or her individual performance and contribution to achieving our business objectives, and

•	closely align the interests of our executives with the interests of our shareholders.

Executive Summary

As for almost all companies operating in the publishing and broadcast industries, 2009 continued to be a challenging year for us. Our management and the Board continued to respond to the ongoing financial market crisis and its impact on our businesses, as well as the longer-term evolution of the media industry, by further adjusting our business strategy, organizational structure, financial goals, and needed talent. In 2009 we were disciplined in our financial management and were focused on reducing costs. We reduced our workforce, reduced wages, suspended the Company match on 401(k) contributions, reduced capital spending and expenses, deployed strict cost control measures throughout the Company and suspended the dividend while producing top quality news and information content in our local markets. We also strived to develop new sources of revenue within our broadcast and publishing businesses.

In keeping with our compensation philosophy of pay for performance, the compensation of our named executive officers continued to be significantly affected in 2009 by our financial results and depressed stock price, both in the amount of cash compensation earned and the value of long-term equity awards. For example:

•	In April 2009, Messrs. Smith, Fernandez, Kiel and Prather and Ms. Brenner received a 6% salary reduction along with other employees in our publishing and broadcast businesses.

•	Messrs. Smith, Fernandez and Kiel and Ms. Brenner did not participate in the annual bonus plan in 2009 and, accordingly, did not receive annual cash incentive awards for 2009.

•

All of the outstanding stock appreciation rights, or SARs, held by our named executive officers and others remain significantly underwater and thus are not currently anticipated to deliver any value to their recipients.

•

The amount of the 2009 long-term equity awards to our senior management team, as a percentage of base salary, was significantly lower than in 2008. The Compensation Committee continued the use of restricted stock because of its enhanced retention value.

•	The Compensation Committee suspended broad–based equity awards in 2009, and limited grants to high impact, developing managers and other employees in recognition of special achievements.

•

In February 2009, we suspended Company matching contributions to our 401(k) plan. In addition, we suspended benefit accruals in our qualified and non-qualified pension plans and annual employer contributions to the 401(k) plan for all active plan participants, including each of our named executive officers, for an 18-month period beginning July 1, 2009.

In addition, the Compensation Committee has taken steps to appropriately adjust management compensation for 2010 based on the special challenges of our current business environment. Specifically, as discussed later in this Compensation Discussion and Analysis:

•

The Compensation Committee elected to freeze salaries through mid-year 2010 at the reduced levels of 2009, including base salaries for our named executive officers. Assuming base salaries remain frozen after mid-year (which has not yet been determined), this would be the second year in a row that base salaries for these individuals have not been increased.

•

The Compensation Committee reduced the target bonuses under the plan for all participants compared to the target bonuses for 2008. The target bonuses for all participants for 2010 were increased slightly compared to 2009. Messrs. Smith and Fernandez and Ms. Brenner did not participate under the plan for 2009, but will participate for 2010. Mr. Fernandez and Ms. Brenner will have the same percentage opportunity for 2010.

Role of the Compensation Committee

The Compensation Committee assists our Board in discharging its responsibilities relating to compensation of our executive officers. Each of the three members of our Compensation Committee is independent as that term is defined in the listing standards of the New York Stock Exchange and the director independence standards adopted by our Board. Their independence from management allows the Compensation Committee members to apply independent judgment when designing our compensation program and in making pay decisions.

To assist in evaluating our compensation practices, the Compensation Committee from time to time uses independent compensation consultants to provide advice and ongoing recommendations regarding executive compensation that are consistent with our business goals and pay philosophy. Most recently, in 2008 the

Compensation Committee engaged Towers Perrin (now named Towers Watson) to provide competitive analysis of compensation levels for selected officers, to review our annual and long-term incentive design practices, and to perform accounting valuation services for our SARs. Specifically, Towers Perrin conducted a competitive market assessment of the compensation levels of eight officers, including each of our named executive officers, compared to Towers Perrin’s 2007 media industry executive compensation database and the proxy statement compensation disclosures for a media industry proxy peer group assembled by Towers Perrin consisting of the following companies:*

Beasley Broadcast Group Inc.

Belo Corp.

Citadel Broadcasting Corp.

Cox Radio Inc.

Cumulus Media Inc.

Emmis Communications Corp.

Entercom Communications Corp.

Entravision Communications Corp.

Fisher Communications Inc.

Gannett Co. Inc.

Gray Television Inc.

Hearst-Argyle Television Inc.

Lee Enterprises Inc.

LIN Television Corp.

McClatchy Co. (The)

Media General Inc.

Meredith Corp.

Saga Communications Inc.

Scripps (E.W.) Co. (The)

Sinclair Broadcast Group, Inc.

New York Times Co. (The)

Nexstar Broadcasting Group

Washington Post Co. (The)

Westwood One Inc.

*The media industry proxy peer group was assembled by Towers Perrin based on similarities of lines of business in their portfolios. The information was not regressed for size; however, our revenue was at the median of the group. The proxy data from that group was used to provide general information but was not used directly for pay comparisons.

Although comparisons varied by individual, in the aggregate Towers Perrin found that our actual total direct compensation (base salary, annual bonus and long-term incentives) for the positions reviewed was generally positioned significantly (more than 15%) below the median when compared to both the media survey data and the peer group proxy data. This was primarily a result of our below-market long-term incentives and below-target payout under our annual bonus plan. We use the market information to test the reasonableness of the compensation decisions we make, but we do not target any element of our executive compensation package at a particular level or quartile within a particular peer group.

The Compensation Committee did not engage in an updated market analysis of our compensation for 2009. Instead, Towers Perrin provided the Compensation Committee with a presentation related to compensation program design trends. The Compensation Committee felt that with the media industry in flux that more detailed comparative data would not be that useful and determined that it would conduct a market survey every other year rather than annually. The Compensation Committee also did not believe that the Company was in a position to increase salaries and in fact reduced total compensation. The Compensation Committee expects to retain Towers Watson to conduct a market survey in 2010.

Elements of Our Compensation Program

Historically, the key elements of compensation for our executive officers have been base salary, annual cash incentive awards and long-term incentives, such as equity awards that vest over several years. However, as a result of the Compensation Committee’s decision to suspend the participation of Messrs. Smith, Fernandez and Kiel and Ms. Brenner in the annual bonus plan for 2009, the total annual compensation for these officers in 2009 consisted solely of base salary and long-term incentives in the form of restricted stock that vests over three years. These pay components were based on an annual performance review. In the case of Mr. Prather, the key elements of his compensation are base salary and annual cash incentive awards. These pay components were based on an annual performance review and, in the case of 80% of Mr. Prather’s annual cash incentive award, our performance against pre-established financial targets for our broadcast business. Retirement benefit accruals and perquisites or other fringe benefits make up only a minor portion of the total annual compensation opportunity. For certain of our executive officers, we provide a substantial portion of the total annual compensation opportunity in equity-based awards. Stock ownership is the simplest, most direct way to align our executive officers’ interests with those of our shareholders. The vesting and other design features of these awards, together with our stock ownership guidelines, encourage long-term stock ownership by our executive officers to further motivate them to create long-term shareholder value. We also provide change in control protection for certain of our named executive officers, and severance protection for our Chairman and Chief Executive Officer as discussed later in this Compensation Discussion and Analysis.

When making compensation decisions, the Compensation Committee analyzes tally sheets prepared for each of the named executive officers. These tally sheets are prepared by our finance department. Each of these tally sheets presents the dollar amount of each component of the named executive officers’ compensation, including current cash compensation (base salary and, if applicable, bonus), accumulated deferred compensation balances, outstanding equity awards, retirement benefits, perquisites and any other compensation. These tally sheets reflect the annual compensation for the named executive officers (both target and actual), as well as the potential payments under selected performance scenarios. Separate tally sheets prepared annually by our finance department show, for each named executive officer, the potential payments upon termination of employment and change in control scenarios.

With regard to the performance scenarios, the tally sheets demonstrate the amounts of compensation that would be payable under minimum, target and maximum payouts under our annual cash incentive compensation plan, if applicable. For the value of termination of employment and change in control payments, the amounts are determined under each of the potential termination or change in control scenarios that are contemplated in the named executive officers’ agreements and under our equity compensation plan. The overall purpose of these tally sheets is to bring together, in one place, all of the elements of actual and potential future compensation of our named executive officers, so that the Compensation Committee may analyze both the individual elements of compensation (including the compensation mix) as well as the aggregate total amount of actual and projected compensation.

In its early 2009 review of tally sheets, the Compensation Committee determined that, during normal economic times, all of these elements in the aggregate provide a reasonable and competitive compensation opportunity for each executive and that each element contributes to our overall compensation objectives discussed above. However, given the continuing uncertainty of the economy and the special challenges of our current industry environment, the Compensation Committee made certain adjustments to the compensation mix and program design for 2009 and 2010 as highlighted in the Executive Summary of this Compensation Discussion and Analysis and discussed in greater detail in the sections that follow.

Mix of Total Compensation

Because executive officers are in a position to directly influence our overall performance, we deliver a significant portion of their compensation in the form of performance-dependent, short- and long-term incentive programs, including equity awards the value of which is dependent on financial performance as reflected in our stock price. The level of performance-dependent pay varies for each executive based on level of responsibility and internal equity considerations. The Compensation Committee’s decision to suspend certain executive officers’ participation in the annual incentive plan for 2009 reflects its acknowledgment of the current economic environment and the challenges facing the Company. It is not indicative of a change in our general approach to the mix of total compensation that should be afforded to our executive officers. Accordingly, we continue to include the annual incentive plan element in the analysis of our compensation program. In fact, Messrs. Smith and Fernandez and Ms. Brenner resumed participation in the annual bonus plan for 2010. Only a small portion of our officers’ total compensation is paid in a form other than current cash or equity-based incentives. The bulk of such other compensation is provided through retirement plans, including our 401(k) plan and pension plan. Perquisites and other types of non-cash benefits are used on a limited basis and represent only a small portion of total compensation for our executives.

The Compensation Committee, with the assistance of management and outside consultants, designs, administers and assesses the effectiveness of each element of our compensation program against the market and our overall compensation philosophy as discussed earlier in this Compensation Discussion and Analysis. The table below describes each element and its link to our compensation objectives.

	Retain executive talent	Reward individual performance and contribution to achieving business goals	Reward long- term performance in alignment with shareholders interest
Base Salary	X
Annual Incentive Plan	X	X
SARs and Restricted Stock	X	X	X
Other Compensation and Benefit Programs	X

Allocation of Total Direct Compensation

Each year, the Compensation Committee conducts a review of the relative mix of our compensation components. Specifically, we review the total direct compensation opportunity (i.e., the sum of salary, target annual and target long-term incentives) in the following categories:

•	Fixed versus variable

•	Short-term versus long-term

•	Cash versus equity-based

We believe that a significant portion of our executives’ compensation should be at risk, and that risk should increase with the executive’s level of responsibility. For example, in 2008, Mr. Smith’s compensation mix had the highest concentration in combined annual bonus opportunity and long-term incentives. We also attempt to balance the short- and long-term focus of certain of our corporate executives and to align their interests with our shareholders by providing a meaningful portion of their compensation in the form of equity. Our named executive officers other than Mr. Prather were not eligible to participate in the annual incentive plan for 2009, which means that almost all of their 2009 compensation opportunity was in the form of base salary and long-term equity compensation. This departure from our general practice was in response to current economic conditions, and not a change to our general approach discussed above.

The allocations that applied with respect to fiscal year 2009 appear in the chart below.

	2009 Total Compensation (1) Mix (Base Salary, Annual Cash Incentives and Long-Term Equity Incentive)
	% of Total Compensation that is:		% of Total Incentive Compensation that is:		% of Total Compensation that is:
	“Variable” (2)	“Fixed” (3)	Short- Term (4)	Long- Term (5)	Cash- Based (6)	Equity- Based (7)
Steven J. Smith	18%	81%	0%	100%	81%	18%
Andre J. Fernandez	12%	81%	0%	100%	81%	12%
Douglas G. Kiel	10%	88%	0%	100%	88%	10%
Elizabeth Brenner	11%	88%	0%	100%	88%	11%
James P. Prather	14%	86%	100%	0%	100%	0%

(1)	As perquisites and other components reported in the All Other Compensation column of the Summary Compensation Table are included in the total compensation amount, the named executive officer’s sum of the percentages of “variable” and “fixed” components and sum of the percentages of cash-based and equity-based components of compensation may not equal 100%. For example, Mr. Fernandez’s reimbursement for moving expenses is included in all other compensation which impacts the percentages of variable and fixed compensation as a percent of total compensation.

(2)	Annual cash incentives plus long-term equity-based incentives divided by total compensation.

(3)	Base salary divided by total compensation.

(4)	Annual cash incentives divided by annual cash incentives plus long-term equity-based incentives.

(5)	Long-term equity-based incentives divided by annual cash incentives plus long-term equity incentives.

(6)	Base salary plus annual cash incentives divided by total compensation.

(7)	Long-term equity-based incentives divided by total compensation.

Other Compensation and Benefits

Our executive officers participate in benefit plans generally available to all other employees. In early 2009, we suspended Company matching contributions to our 401(k) plan and also suspended benefit accruals in our qualified pension plan and our non-qualified supplemental benefit plan for all active plan participants for an 18-month period beginning July 1, 2009.

We have also entered into employment and change in control agreements with certain executive officers and provide a modest program of executive perquisites and personal benefits as further described in this Compensation Discussion and Analysis and the tables that follow.

Analysis of 2009 Compensation Decisions and Changes for 2010

Base Salary

We set the base salary levels for our named executive officers based on a variety of factors, including market salary information, the executive’s experience, geographic factors, and internal equity considerations.

These decisions are based on the value of the position to our business strategies as well as on the individual executive holding the position. The Compensation Committee reviews the base salaries of our executive officers every year and whenever an officer is promoted. In light of the continuing uncertainty of the economic environment, the Compensation Committee elected to freeze salaries for 2009 for our named executive officers at their 2008 levels. In April 2009, our named executive officers received a 6% salary reduction along with other employees in our publishing and broadcast businesses.

For 2010, the Compensation Committee elected to freeze base salaries through mid-year 2010 at the reduced levels of 2009, including base salaries for our named executive officers. Assuming base salaries remain frozen after mid-year (which has not yet been determined), this would be the second year in a row that base salaries for these individuals have not been increased.

Annual Incentives

Historically, we provided short-term incentives for our executive officers in the form of annual bonuses pursuant to the Annual Management Incentive Plan. However, in light of our difficult operating environment during the advertising recession, the Compensation Committee determined to exclude seven of our senior officers, including Messrs. Smith, Fernandez and Kiel and Ms. Brenner, from participation in the annual bonus plan for 2009. The Compensation Committee decided to continue Mr. Prather’s participation in the annual bonus plan because of his direct operational responsibility for Las Vegas and other broadcast markets. Accordingly, the discussion below regarding the annual bonus plan relates only to Mr. Prather for 2009, but would have applied with appropriate changes in financial performance goals to the other named executive officers but for the suspension of their participation in the plan for 2009.

The purpose of the annual bonus plan is to reward participants for achieving pre-established one-year financial goals and a high level of individual performance that supports our annual business objectives. Providing a performance-based annual bonus opportunity helps officers and managers achieve their respective business plans for the year by keeping them focused on how their day-to-day decisions affect the achievement of short-term financial targets and provides incentives to maximize their personal contributions to our success. The annual bonus plan encourages and reinforces teamwork as well as individual contributions towards our stated business goals.

The Annual Management Incentive Plan is a subplan of the 2007 Omnibus Incentive Plan, and is designed to allow annual incentive awards that are fully deductible by us under Section 162(m) of the Internal Revenue Code (which we refer to as the Code). Under this annual bonus plan, the threshold performance goal for each plan year is that we achieve positive consolidated net earnings from continuing operations for such year, as reflected in our consolidated statements of earnings and filed with our Annual Report on Form 10-K for such fiscal year (which we refer to as Threshold Earnings Performance). In any year in which the Threshold Earnings Performance is achieved, the plan establishes an individual award limit for each participant which will be that person’s award unless the Compensation Committee uses its discretion to pay a lesser amount, which it is expected to do. To guide it in exercising such discretion, the Compensation Committee establishes intermediate performance goals and their respective weightings, and intermediate incentive opportunity ranges, as it deems appropriate to encourage and reward particular areas of performance, whether at the corporate, business unit or individual level.

Due to the challenging economic environment and outlook for 2009, the annual cash bonus opportunity was significantly reduced. The threshold, target and maximum annual cash bonuses, expressed as a percentage of base salary, were eliminated. The target annual cash bonus that could be earned in 2009 by Mr. Prather was 15.8% of his base salary as in effect before the 6% pay reduction, 80% of which was dependent on financial performance goals, as described below, and 20% of which was dependent on his personal performance in 2009, as determined by Mr. Smith. He would not have been eligible to earn a bonus in 2009 under the annual plan if we had failed to achieve positive consolidated net earnings from continuing operations.

The financial component of the 2009 annual bonus opportunity for Mr. Prather was based on an operating earnings target excluding any non-cash impairment charges for our broadcast business. We selected operating earnings as a performance metric because it is a key measure we use when we communicate to our investors, analysts and management teams. In setting the specific business unit financial performance targets for the annual bonus plan, we consider the profit plans approved for our various business segments. Each of our businesses develops a detailed profit plan in advance of each fiscal year using a “bottom-up” approach. The proposed plan for each business is presented to and reviewed by our corporate senior management team, challenged and revised, and then presented to our Board for approval. To reflect the evolving business environment for the media industry, in which particular business segments are experiencing a declining revenue environment and, in the case of our television business, the every-other-year cycle for political, issue and Olympics revenue, we design our bonus plan to encourage performance that would help us minimize the declines, even in cases where target profit plan performance was not achieved.

The following table shows the target and actual performance level for the financial component of the 2009 bonus opportunity for Mr. Prather. Performance at or above the target level would have resulted in a target-level payout for that measure. Financial target levels set for our executive compensation program are used for that limited purpose and should not be understood to be statements of management’s expectations of our future results or other guidance. Investors should not apply these targets in any other context.

Financial Measure	Target	Actual
Broadcast Group Operating Earnings excluding impairment charges	$17,775,000	Above target

Journal Broadcast Group exceeded its financial performance target by disciplined financial management and a focused reduction of costs.

In 2009, Journal Broadcast Group provided a revenue-based bonus program to our television and radio station sales representatives, sales managers and general managers. Mr. Prather, in his role as general manager of KTNV-TV, also participated in this plan. The plan was designed to provide additional incentive to sales representatives during this challenging economic environment to achieve overall annual revenue targets by providing short-term, frequently changed revenue targets. Revenue goals and results were used as motivation for success-driven competition among our various broadcast markets. Mr. Prather’s compensation under this program is included in his bonus amount in the Summary Compensation Table.

For 2010, the Compensation Committee reinstated Messrs. Smith and Fernandez and Ms. Brenner as participants in the annual incentive plan. The Compensation Committee also reinstated the use of a range of financial performance goals (as opposed to using one target goal as was done in 2009), so that in 2010, participants in the annual incentive plan, including Messrs. Smith and Fernandez and Ms. Brenner, will be eligible to earn a cash bonus if a minimum financial performance goal is achieved, and a higher cash bonus if a target or maximum financial performance goal is achieved. Mr. Fernandez and Ms. Brenner will have the same percentage opportunity for 2010 of 27.5 percent of base salary, and Mr. Smith will have a higher percentage opportunity of 32.5 percent of base salary.

The Compensation Committee also reduced the target bonuses under the plan for all participants compared to the target bonuses for 2008, but due to the improving economic situation, increased the target bonuses slightly as compared to 2009. The bonus opportunity for Ms. Brenner and other participants in our publishing business will be based on publishing operating earnings. The bonus opportunity for participants in our broadcast business will be based on broadcast operating earnings. The bonus opportunity for Messrs. Smith and Fernandez and other participants in our corporate group will be based on diluted earnings per share.

Long-Term Incentives

Incentive compensation that rewards performance over more than a one-year period is an important element in our overall compensation program because it focuses our executives’ attention on the long-term prospects of our businesses, aligns their vision with those of our shareholders, and provides an appropriate balance to the more immediate focus on annual financial and non-financial goals that our annual bonus plan provides. Historically, we provided long-term incentive compensation opportunities to our named executive officers in the form of stock-settled SARs subject to annual pro rata vesting over a 3-year period. The majority (approximately 80% in terms of aggregate grant-date value) of these stock-settled SARs have a fixed base value equal to the fair market value of our class A common stock on the grant date and the remainder of such stock-settled SARs have an escalating base value that increases each year over the life of the award. Stock-settled SARs have value to our executives only if our stock price increases over time. In this manner, the rewards to our executives correlate directly with increases in value to our shareholders. However, as of the end of 2009, all of the SARs held by our named executive officers were significantly underwater, which means that they will have no value unless and until our stock price rises dramatically. SARs that are deeply underwater provide very weak, if any, incentive or retention value.

Accordingly, due to the need to retain key talent through current media industry and macro-economic challenges affecting our businesses, and the current deeply depressed value of our stock, the Compensation Committee elected to make 100% of the long-term incentive grants in 2009 in the form of restricted stock awards subject to annual pro rata vesting over a 3-year period. The Compensation Committee continued this same approach in making long-term incentive grants in 2010. Restricted stock tends to have strong retention value for employees and requires fewer shares to deliver comparable grant value as SARs. The grant value of awards, however, were reduced in view of the Company’s current economic situation. More information regarding the long-term incentives granted to our named executive officers during 2009 can be found in the Grants of Plan-Based Award table and the Outstanding Equity Awards at Fiscal-Year End 2009 table.

Additional Equity Compensation. We maintain the 2007 Omnibus Incentive Plan under which we are permitted to grant stock, stock options, SARs, stock units and performance units from time to time to our outside directors, officers and employees. In addition to the planned annual grants of equity awards as discussed above, occasionally management may recommend, and the Compensation Committee may approve, equity grants at the time of hire or as performance-based recognition awards. The value of these shares, the form of equity, and any restrictions are discussed and approved by the Compensation Committee prior to the grant being given.

Employee Stock Purchase Plan. We also maintain an Employee Stock Purchase Plan under which all of our employees, including our named executive officers, are permitted on or about each June 30 and December 31 to purchase through accumulated payroll deductions shares of our class B common stock at a 10% discount to the closing price of our class A common stock on the New York Stock Exchange on the purchase date. This broad-based plan encourages stock ownership by all ranks of our employees, thereby encouraging them to think like owners.

Retirement Benefits

Our named executive officers are eligible to participate in the following retirement plans:

•	a tax-qualified 401(k) plan

•	a tax-qualified pension plan (Mr. Fernandez is not eligible for this plan)

•	a nonqualified supplemental benefit plan, and

•	a nonqualified deferred compensation plan.

Collectively, these plans facilitate retention and encourage our employees to accumulate assets for retirement. The 401(k) plan is a tax-qualified defined contribution benefit plan covering substantially all our employees. The plan allows employees to defer up to 50% of their eligible wages, up to the IRS limit, on a pre-tax basis. In addition, employees can contribute up to 50% of their eligible wages after taxes, subject to a maximum combined total contribution of 50% of eligible wages. Until the end of 2008, each employee who elected to participate was eligible to receive Company matching contributions of $0.50 for each dollar contributed by the participant, up to 5% of eligible wages as defined by the plan. As an expense reduction measure in light of the current business climate, we suspended our Company matching contribution in February 2009.

We make additional annual employer contributions into the 401(k) plan on behalf of certain employees not covered by the tax-qualified pension plan, such as Mr. Fernandez, and for those employees who elected to freeze their pension plan benefits. As an expense reduction measure in light of the current business climate, we suspended such annual employer contributions, as well as benefit accruals in our qualified pension plan and our non-qualified supplemental benefit plan, for all plan participants for an 18-month period, beginning July 1, 2009.

A description of the tax-qualified pension plan and both of the nonqualified plans, the benefits of our named executive officers under those plans, and the terms of their participation can be found in the Pension Benefits and Nonqualified Deferred Compensation tables and the discussion following those tables.

Other Benefits and Perquisites

Our named executive officers participate in various health, life, and disability programs that are generally made available to all employees. The only perquisite that we make available to our named executive officers that we do not extend to all employees is membership in one or two social clubs of the executive’s choosing. While our executives are allowed personal use of such club memberships, they are encouraged to and do consistently use such membership for business entertainment purposes. The cost to us of these club memberships for each of our named executive officers is reflected in the “All Other Compensation” column of the Summary Compensation Table.

Termination and Change in Control Arrangements

Severance protections, particularly in the context of a change in control transaction, can play a valuable role in attracting and retaining key executive officers. Accordingly, we provide such protections for Mr. Smith in his employment agreement and in change in control agreements with four other executive officers, including Messrs. Fernandez and Kiel and Ms. Brenner. Detailed information regarding Mr. Smith’s employment agreement and the change in control agreements and the benefits they provide is included in the paragraphs following the Summary Compensation Table and in the Post-Termination Benefits section of this Proxy Statement.

The Compensation Committee evaluates the level of severance benefits to each such officer on a case-by-case basis and, in general, we consider these severance protections an important part of our executives’ compensation and consistent with competitive practices.

When the credit and financial markets recover, depressed stock prices could well lead to an increase in friendly and unfriendly acquisitions. Many change in control transactions result in significant organizational changes, particularly at the senior executive level. In order to encourage our senior executive officers to remain employed with us during such a critically important but personally uncertain time, we provide severance benefits if the executive’s employment is terminated by us without cause or by the executive for “good reason” in connection with a change in control. A termination by the executive for “good reason” is designed to be conceptually the same as a termination by us without cause or, in effect, a “constructive termination.” In the context of a change in control, potential acquirors might otherwise have an incentive to induce an executive’s resignation through a material diminution in his or her position, authority, duties, responsibilities or compensation, to avoid paying severance. Therefore, we believe it is appropriate to provide severance benefits in these circumstances as well as for direct termination without cause.

Awards granted under our 2003 Equity Incentive Plan vest automatically upon the occurrence of a change in control. While such a “single-trigger” approach to equity awards was not uncommon market practice, after consideration of this approach, the Compensation Committee modified this treatment in our 2007 Omnibus Incentive Plan, so that the effect of a change in control on incentive awards granted under the newer plan depends upon whether the award is assumed by the acquiring company. If awards are not assumed by the acquiring company, the awards will vest and payout upon the change in control. For example, in the case of performance-based incentive awards, it may be difficult to translate the existing goals and performance metrics to the acquiring company’s environment, and the parties to the transaction may decide to vest and payout those incentive awards at the time of the transaction. On the other hand, if awards are assumed by the acquiring company and equitably converted in connection with the transaction (as is often the case with service-based equity awards), then the awards will vest and payout only if the participant’s employment is involuntarily or constructively terminated within two years after the change in control. We believe this structure is fair to employees whose jobs are in fact terminated in the transaction, without providing a windfall to those who continue to enjoy employment with the acquiring company following the change of control transaction. We also believe this structure is more attractive to potential acquiring companies, who may place significant value on retaining members of our executive team and who may perceive this goal to be undermined if executives receive significant acceleration payments in connection with such a transaction and are no longer required to continue employment to earn the remainder of their incentive awards.

Equity Grant Practices

Our Board maintains an internal policy on administration and accounting for equity awards. This policy provides, among other things, that annual merit-based equity awards will be approved at the regularly scheduled meeting of the Compensation Committee held in January or February of each year, and the grant date for such awards will be the third trading day after the release of our year-end earnings for the prior year. We would expect our stock price at that time to reflect the market’s reaction to the recent release of our financial information. The equity grant policy provides that annual grants, if any, will be approved at that January or February meeting even if the Compensation Committee in fact is aware of material non-public information at that time. By adhering to this normal schedule for annual grants, the Compensation Committee would not be influenced by whether the non-public information it may have would likely result in an increase or decrease in our stock price. The equity grant policy also provides that any equity grants that are not annual merit-based awards (such as grants to newly hired or promoted employees or other off-cycle awards) will be made on the later of (a) approval of such grant by the Compensation Committee or (b) the first business day of the month following the triggering event, unless the Compensation Committee specifies a different grant date, which is on or after the approval date. By regulating the timing of equity grants, we intend to eliminate any possibility or perception that grant dates might be timed to take advantage of a favorable stock price.

The Compensation Committee delayed until March 2009 its decision on 2009 annual long-term grants for senior management to allow for further discussion in view of decisions made to freeze senior management’s base salaries for 2009 and eliminate (with the exception of Mr. Prather) their participation in the 2009 Annual Management Incentive Plan. As mentioned earlier, the long-term equity grants to senior management approved in March 2009 were significantly lower, as a percentage of base salary, than in 2008.

Recoupment Policy

Pursuant to the Sarbanes-Oxley Act, if we are required, as a result of misconduct, to restate our financial results due to material noncompliance with financial reporting requirements under the securities laws, we must recover from the Chief Executive Officer and the Chief Financial Officer any bonus or other incentive-based or equity-based compensation from that executive officer (including profits realized from the sale of our securities) during the 12 months after the first issuance or filing of the noncompliant financial information. Aside from this legal requirement, we do not currently have a formal policy regarding the recovery of awards or payouts in the event the financial statements upon which our performance measurements are based are restated or otherwise adjusted in a manner that could reduce the size of an award. The Compensation Committee believes that the decision of whether a recovery is appropriate would depend upon the facts and circumstances surrounding the restatement or adjustment.

Tax and Accounting Considerations

Section 162(m) of the Code places a limit of $1,000,000 on the amount of compensation that we may deduct in any one year with respect to our named executive officers other than the Chief Financial Officer. However, compensation that qualifies for the performance-based compensation exemption from Section 162(m) is fully deductible by us, without regard to the limits of Section 162(m).

The 2007 Omnibus Incentive Plan is designed to allow the Compensation Committee to grant incentive awards that will qualify for the performance-based compensation exemption from Section 162(m), such as the SARs that we have in recent years granted as part of our compensation program. The Annual Management Incentive Plan, as a subplan of the 2007 Omnibus Incentive Plan, allows annual cash incentive awards that are fully deductible by us under Section 162(m). However, to maintain flexibility in compensating our executives, the Compensation Committee reserves the right to use its judgment to authorize compensation payments that may be subject to the limit when the Compensation Committee believes that such payments are appropriate. For example, the service-based restricted stock awards that we granted in 2009 are not eligible for the performance-based compensation exemption.

Under current accounting rules, we do not expect accounting treatment of differing forms of equity awards to vary significantly and, therefore, accounting treatment, although a consideration, is not expected to have a material effect on our selection of forms of compensation.

Stock Ownership Guidelines

In 2005, we established stock ownership guidelines for our directors and certain executive officers as a way to better align their financial interests with those of our shareholders. The stock ownership guidelines for our named executive officers (other than Mr. Prather, who is not subject to stock ownership requirements) are as follows:

Share Ownership Requirement
Mr. Smith	175,000 shares
Mr. Fernandez	75,000 shares
Mr. Kiel	75,000 shares
Ms. Brenner	75,000 shares

Equity awards granted to these officers may be used to satisfy their stock ownership requirements. Attainment of these ownership levels is reviewed regularly by the Compensation Committee. Those subject to stock ownership guidelines are expected to meet the guidelines by 2010 or, for new hires, within five years of their hire date. As of December 27, 2009, each of our named executive officers had met his or her ownership requirements.

To facilitate Company share ownership, we also maintain an Employee Stock Purchase Plan, under which all of our employees, including our named executive officers, are permitted on or about each June 30 and December 31 to purchase through accumulated payroll deductions shares of our class B common stock at a 10% discount to the closing price of our class A common stock on the New York Stock Exchange on the purchase date. Messrs. Smith and Fernandez are current participants in our Employee Stock Purchase Plan.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board oversees the compensation program of Journal Communications, Inc. on behalf of the Board. In fulfilling its oversight responsibilities, the Compensation Committee reviewed and discussed with management the above Compensation Discussion and Analysis. In reliance on that review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the fiscal year ended December 27, 2009, each of which will be filed with the Securities and Exchange Commission.

This report shall not be deemed to be incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, and shall not otherwise be deemed filed under such Acts.

By the Compensation Committee:

Roger D. Peirce, Chairman

Mary Ellen Stanek

Owen Sullivan

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth certain information with respect to compensation paid to or earned by our named executive officers for the fiscal years ended December 27, 2009, December 28, 2008, and December 30, 2007.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (4)	All Other Compensation ($)(5)	Total ($)
Steven J. Smith Chairman and Chief Executive Officer (PEO)	2009 2008 2007	795,692 798,077 769,231	— — 115,000	165,000 135,600 —	— 526,980 729,000	— — —	472,457 233,110 74,782	12,343 16,095 16,759	1,445,492 1,709,862 1,704,772
Andre J. Fernandez Executive Vice President, Finance and Strategy, and Chief Financial Officer (PFO)(6)	2009 2008	387,900 60,000	— 100,000	117,850 103,200	— —	— —	— —	31,499 13,903	537,249 277,103
Douglas G. Kiel President; Chief Executive Officer of Journal Broadcast Group	2009 2008 2007	575,050 528,846 513,308	— — 61,800	56,100 67,800 —	— 174,110 233,500	— — —	242,391 156,085 109,343	14,241 16,170 15,527	887,782 943,011 933,478
Elizabeth Brenner Executive Vice President; Chief Operating Officer of Publishing Group	2009 2008 2007	462,496 463,846 448,461	— — 54,000	56,100 67,800 —	— 174,110 212,450	— — —	37,522 35,412 24,080	4,204 8,587 9,536	560,322 749,755 748,527
James P. Prather Vice President; Executive Vice President, Television and Radio of Journal Broadcast Group	2009 2008 2007	377,954 379,231 368,846	13,300 — 36,075	18,375 3,785 9,983	— — —	48,000 — —	89,010 45,561 20,341	— — 2,633	546,639 428,577 437,878

(1)	Reflects the portion of the annual bonus earned under our Annual Management Incentive Plan that was based on personal performance. For 2009, for Mr. Prather, $1,300 reflects a revenue-based bonus plan in connection with achieving sales goals at KTNV-TV. For 2008, for Mr. Fernandez, this column reflects a signing bonus of $100,000 granted to him in connection with the commencement of his employment with us.

(2)	Reflects the aggregate grant date fair value of awards of SARs, unrestricted stock and restricted stock granted to the named executive officers in the reported year. The grant date fair values of these awards were determined in accordance with Financial Accounting Standards Board ASC Topic 718 Stock Compensation. For 2009, the awards for which the grant date fair value is shown in this table are described in the Grants of Plan-Based Awards table. For 2008 and 2007, the awards for which the grant date fair value is shown in this table include awards granted in 2008 and 2007, respectively. The grant date fair value of awards of unrestricted stock and restricted stock was determined by reference to the market price of the underlying shares on the grant date. For additional information on the valuation assumptions relating to the SARs granted in 2008 and 2007, please see Note 7 to our consolidated financial statements contained in our Annual Report on Form 10-K for the fiscal year ended December 27, 2009. Due to his retirement on December 27, 2009, Mr. Kiel forfeited all stock awards granted to him in 2008 and 2009. In addition, he forfeited stock options having a grant date fair value of $77,989 and $116,131 of option awards in 2007 and 2008, respectively.

(3)	Reflects the portion of the annual bonus, if any, earned under our Annual Management Incentive Plan that was based on financial performance. The bonus earned for the personal performance component of the annual bonus plan is reflected in the “Bonus” column of this table.

(4)	Reflects the increase for the reported year in actuarial present value of each named executive officer’s benefit under our defined benefit pension plan and supplemental executive retirement plan.

(5)	Amounts included in this column for 2009 are reflected in the following table.

	Smith	Fernandez	Kiel	Brenner	Prather
Employer contribution to 401(k) plan	722	—	722	722	—
Club membership*	11,621	—	11,621	3,482	—
Moving expenses*	—	31,499	—	—	—
Retirement gift*	—	—	1,898	—	—

*	Reflects the aggregate cost to us of providing the benefit.

(6)	Mr. Fernandez joined us on October 20, 2008, and assumed the role of Chief Financial Officer on November 8, 2008.

Grants of Plan-Based Awards

The following table sets forth certain information with respect to grants of plan-based awards for the fiscal year ended December 27, 2009 to our named executive officers.

2009 Grants of Plan-Based Awards

Name	Approval Date	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units (#)		Grant Date Fair Value of Stock and Option Awards(2)
			Threshold ($)	Target ($)	Maximum ($)
Smith	—	03/02/09	—	—	—	250,000	(3)	165,000
Fernandez	— —	03/02/09 07/23/09	— —	— —	— —	85,000 25,000	(3) (4)	56,100 61,750
Kiel	—	03/02/09	—	—	—	85,000	(3)	56,100
Brenner	—	03/02/09	—	—	—	85,000	(3)	56,100
Prather	2/9/2009 —	— 02/17/09	— —	48,000 —	— —	— 12,500	(5)	— 18,375

(1)	Represents potential target payout opportunities for financial performance in 2009 under the annual bonus plan, based on intermediate performance goals established by the Compensation Committee to guide its exercise of discretion to pay less than the maximum individual award limits under the annual incentive plan. Messrs. Smith, Fernandez and Kiel and Ms. Brenner did not participate in the annual incentive plan in 2009. The total opportunity level under the annual bonus plan (including the financial and personal performance components) for Mr. Prather was based on 15.8% of his base salary. The personal performance component together with the financial performance component cannot exceed the lesser of (i) the maximum percentage of salary indicated above or (ii) 1% of our consolidated net earnings for any participant other than Mr. Smith and 3% of consolidated net earnings for Mr. Smith.

(2)	Represents the aggregate grant date fair value of each stock award. The grant date fair value of the awards is determined pursuant to ASC Topic 718.

(3)	Represents restricted shares of Class B stock granted under the 2007 Omnibus Incentive Plan, which vest in three equal annual installments beginning on the first anniversary of the grant date provided the officer remains employed as of each vesting date.

(4)	Represents restricted shares of Class B stock granted to Mr. Fernandez under the 2007 Omnibus Incentive Plan, which vest in three equal annual installments beginning on the first anniversary of the grant date provided the officer remains employed as of each vesting date.

(5)	Represents restricted shares of Class B stock granted to Mr. Prather under the 2007 Omnibus Incentive Plan, which cliff vests on the second anniversary of the grant date provided the officer remains employed as of such vesting date.

Summary of Material Terms of Compensation Paid in 2009

Annual Bonus Plan. The Compensation Discussion and Analysis section of this Proxy Statement describes our Annual Management Incentive Plan under which Mr. Prather was eligible to receive an annual cash bonus based on a combination of his individual performance and the achievement of financial goals with respect to our broadcast business. Eighty percent of the annual bonus opportunity for Mr. Prather in 2009 was based on financial performance and 20% was based on an assessment of his individual performance. Messrs. Smith and Fernandez and Ms. Brenner were not participants under the annual plan for 2009, but will be participants under the annual plan for 2010.

Equity Awards. In 2009, we granted restricted shares of Class B stock to each of our named executive officers. The Class B stock is convertible into Class A stock (subject to certain limitations specified in the Company’s Amended and Restated Articles of Incorporation) on a 1-for-1 basis at no cost. Messrs. Smith, Fernandez, Kiel and Brenner’s restricted shares vest in three equal annual installments beginning on the first anniversary of the grant date provided the officer remains employed as of each vesting date. Mr. Prather’s restricted shares cliff vests on the second anniversary of the grant date provided the officer remains employed as of such vesting date.

Employment Agreement with Mr. Smith. We maintain an employment agreement with Mr. Smith, our Chairman and Chief Executive Officer, pursuant to which he is entitled to an annual base salary of not less than his current base salary, as increased from time to time, and he is entitled to participate in all short-term and long-term incentive compensation plans, and savings, retirement and welfare plans and programs offered by us to our senior executives. Mr. Smith’s annual and long-term incentive target opportunities are required to be equal to or higher than the target opportunities set for other senior executive officers. The term of Mr. Smith’s employment agreement will expire on April 10, 2016. However, if a change in control occurs within two years prior to the expiration of the term of the employment agreement, the term will be extended for a period of two years following the date of the change in control. More information about Mr. Smith’s employment agreement appears later in this Proxy Statement, under the heading “Post-Termination Benefits.”

Outstanding Equity Awards

The following table sets forth certain information with respect to outstanding equity awards at December 27, 2009 with respect to our named executive officers.

Outstanding Equity Awards at Fiscal Year-End 2009

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)
Smith	74,592	(2)	149,408	(2)	7.57	2/15/2018	—		—
	39,294	(3)	78,706	(3)	(3)	2/15/2018	—		—
	146,520	(4)	73,480	(4)	13.31	2/16/2017	—		—
	49,950	(5)	25,050	(5)	(3)	2/16/2017	—		—
	—		—		—	—	60,000	(6)	236,400
	—		—		—	—	250,000	(10)	985,000
Fernandez	—		—		—	—	7,500	(13)	29,550
	—		—		—	—	20,000	(6)	78,800
	—		—		—	—	85,000	(10)	334,900
	—		—		—	—	25,000	(11)	98,500
Kiel	24,642	(2)	49,358	(2)	7.57	2/15/2018	—		—
	12,987	(3)	26,013	(3)	(3)	2/15/2018	—		—
	46,620	(4)	23,380	(4)	13.31	2/16/2017	—		—
	16,650	(5)	8,350	(5)	(3)	2/16/2017	—		—
	—		—		—	—	30,000	(6)	0
	—		—		—	—	85,000	(10)	0
Brenner	24,642	(2)	49,358	(2)	7.57	2/15/2018	—		—
	12,987	(3)	26,013	(3)	(3)	2/15/2018	—		—
	43,290	(4)	21,710	(4)	13.31	2/16/2017	—		—
	13,320	(5)	6,680	(5)	(3)	2/16/2017	—		—
	—		—		—	—	30,000	(6)	118,200
	—		—		—	—	10,000	(7)	39,400
	—		—		—	—	85,000	(10)	334,900
Prather	—		—		—	—	—		—
	—		—		—	—	750	(8)	2,955
	—		—		—	—	500	(9)	1,970
	—		—		—	—	12,500	(12)	49,250

(1)	Reflects the value calculated by multiplying the number of shares of restricted stock by $3.94, which was the closing price of our class A common stock on December 24, 2009, the last trading day in our 2009 fiscal year.

(2)	Fixed-price SARs awarded to the named executive officer on February 15, 2008, under the 2007 Omnibus Incentive Plan. 33.3% of the SARs vested on February 15, 2009, 33.3% vested on February 15, 2010, and 33.4% vest on February 15, 2011.

(3)	Escalating-price SARs awarded to the named executive officer on February 15, 2008, under the 2007 Omnibus Incentive Plan. 33.3% of the SARs vested on February 15, 2009, 33.3% vested on February 15, 2010, and 33.4% vest on February 15, 2011. These SARs have an escalating base value which starts with the closing price of our class A common stock on the date of grant and increases by 6% per year for each year that the SARs remain outstanding, starting on the first anniversary of the grant date.

(4)	Fixed-price SARs awarded to the named executive officer on February 16, 2007, under the 2003 Equity Incentive Plan. 33.3% of the SARs vested on February 15, 2008, 33.3% vested on February 15, 2009, and 33.4% vested on February 15, 2010.

(5)	Escalating-price SARs awarded to the named executive officer on February 16, 2007, under the 2003 Equity Incentive Plan. 33.3% of the SARs vested on February 15, 2008, 33.3% vested on February 15, 2009, and 33.4% vested on February 15, 2010. These SARs have an escalating base value which starts with the closing price of our class A common stock on the date of grant and increases by 6% per year for each year that the SARs remain outstanding, starting on the first anniversary of the grant date.

(6)	Restricted stock awarded on December 23, 2008, under the 2007 Omnibus Incentive Plan. 100% of the shares vest on December 23, 2010, the second anniversary of the date of grant.

(7)	Restricted stock awarded to Ms. Brenner on February 3, 2006, under the 2003 Equity Incentive Plan. 100% of the shares vest on February 2, 2011, the fifth anniversary of the date of grant.

(8)	Restricted stock awarded to Mr. Prather on February 16, 2007, under the 2007 Omnibus Incentive Plan. 100% of the shares vest on February 16, 2010, the third anniversary of the date of grant.

(9)	Restricted stock awarded to Mr. Prather on February 15, 2008, under the 2007 Omnibus Incentive Plan. 100% of the shares vest on February 15, 2011, the third anniversary of the date of grant.

(10)	Restricted Class B stock awarded on March 2, 2009, under the 2007 Omnibus Incentive Plan. 33.3% of the shares vested on March 2, 2010, 33.3% of the shares vest on March 2, 2011, and 33.4% of the shares vest on March 2, 2012.

(11)	Restricted Class B stock awarded to Mr. Fernandez on July 23, 2009, under the 2007 Omnibus Incentive Plan. 33.3% of the shares vest on July 23, 2010, 33.3% of the shares vest on July 23, 2011, and 33.4% of the shares vest on July 23, 2012.

(12)	Restricted Class B stock awarded to Mr. Prather on February 17, 2009, under the 2007 Omnibus Incentive Plan. 100% of the shares vest on February 17, 2011, the second anniversary of the date of grant.

(13)	Restricted Class B stock awarded to Mr. Fernandez on October 20, 2008, under the 2007 Omnibus Incentive Plan. 2,500 shares vest on October 20, 2010, 2,500 shares vest on October 20, 2011 and 2,500 shares vest on October 20, 2012.

Option Exercises and Stock Vested

The following table summarizes amounts received in fiscal year 2009 upon the vesting of restricted stock for our named executive officers. Our named executive officers did not exercise any option awards in 2009.

2009 Stock Vested

Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Smith	—	—
Fernandez	2,500	10,550
Kiel	—	—
Brenner	—	—
Prather	—	—

(1)	Represents the number of shares of restricted stock that vested in 2009 and the aggregate value of such shares of common stock based upon the fair market value of our common stock on the vesting date.

Pension Benefits

The following table sets forth certain information with respect to the potential benefits to our named executive officers under our qualified pension and supplemental executive retirement plans as of December 27, 2009.

Pension Benefits

Name	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefit ($)(1)	Payments During Last Fiscal Year ($)
Smith	Employees’ Pension Plan	32	559,121	—
	Supplemental Benefit Plan	32	2,240,224	—
Fernandez	Employees’ Pension Plan	0	—	—
	Supplemental Benefit Plan	0	—	—
Kiel	Employees’ Pension Plan	21.5	403,188	—
	Supplemental Benefit Plan	21.5	1,041,129	—
Brenner	Employees’ Pension Plan	3.5	50,629	—
	Supplemental Benefit Plan	3.5	73,251	—
Prather	Employees’ Pension Plan	16.5	167,663	—
	Supplemental Benefit Plan	16.5	220,920	—

(1)	The actuarial present value of the accumulated plan benefits was calculated using the accrued benefit valuation method and the following assumptions: a discount rate of 5.70%; normal retirement age based on the Social Security Normal Retirement Age, which varies based on the participant’s year of birth; and a post-retirement mortality rate derived from the RP2000 Combined Healthy Mortality Table (with no mortality assumed pre-retirement).

Employees’ Pension Plan

The Employees’ Pension Plan (which we refer to as the Pension Plan) is a defined benefit pension plan that provides benefits for our employees as well as employees of certain of our subsidiaries who meet minimum age and service eligibility requirements. The Pension Plan is completely funded by us. Our contributions are accrued based on amounts required to be funded under provisions of the Employee Retirement Income Security Act of 1974.

Subject to certain limitations, the monthly retirement benefit under the Pension Plan, assuming attainment of the retirement age specified by the plan and payments in the form of a life annuity, is determined in accordance with a formula that takes into account the following factors: final average compensation for the last five years of employment, number of years of benefit service, and an actuarially determined Social Security offset.

Mr. Fernandez does not participate in the Pension Plan because he was hired after May 1, 2006. The retirement benefit for Mr. Prather and Ms. Brenner under the Pension Plan is a monthly pension equal to 1/12th of the amount determined as follows:

•	0.65% of final average compensation times years of service (up to 35 years), plus

•	0.40% of final average compensation times years of service from 35 to 40 years, plus

•	0.65% of final average compensation in excess of “Covered Compensation” times years of service (up to 35 years).

For purposes of this formula, “compensation” in a given year means the participant’s gross annual compensation, excluding long-term incentive compensation that may be paid in cash or stock. “Covered Compensation” means average Social Security wage base during the 35-year period ending with the year in which the participant reaches the Social Security normal retirement age.

Messrs. Smith and Kiel were participants in the Pension Plan prior to December 31, 1998, when a different formula was in effect. Their Pension Plan benefit consists of the benefit account accrued as of December 31, 1998 under the prior plan formula plus the benefits determined under the above formula for service after December 31, 1998.

Our employees hired on or before May 1, 2006 automatically become participants in the Pension Plan on their entry date, which is the January 1, or July 1 after reaching age 21 and completing one year of eligible service with 1,000 hours. Pension Plan benefits will begin when a participant reaches normal retirement age for Social Security purposes. Benefits can begin as early as age 60, but the benefit will be lower than at normal retirement age. No named executive officer currently receives payments under the Pension Plan, except for Mr. Kiel, who had reached age 60 and retired as of December 27, 2009.

Employees eligible to participate in the Pension Plan as of April 1, 2006 were given a choice to either stay in the Pension Plan or freeze participation in the Pension Plan on December 31, 2006 and receive a 3% annual employee contribution to our 401(k) plan starting in 2007. None of our named executive officers elected to freeze his or her participation in the Pension Plan.

On March 25, 2009, an amendment to suspend benefit accruals in our qualified pension plan and annual employer contributions to the 401(k) plan for all active plan participants for an 18-month period beginning July 1, 2009 was adopted.

Supplemental Executive Retirement Plan

Our Supplemental Executive Retirement Plan (which we refer to as the SERP) is an unfunded, nonqualified defined benefit retirement plan. Under the SERP, certain executives are eligible to receive a retirement benefit based on the benefit they would receive under the Pension Plan or our 401(k) plan. Benefits payable under the SERP are calculated without regard to the limitations imposed by the Code on the amount of compensation that may be taken into account under the Pension Plan or 401(k) plan. The purpose of the SERP is to supplement the benefits payable under the Pension Plan or 401(k) plan.

The Compensation Committee determines participants in the SERP, except for those individuals grandfathered as participants in the SERP as of December 31, 2006. Eligible employees include those executives whose benefits under the Pension Plan or 401(k) plan are affected by Code limitations. Each of our named executive officers participated in the SERP in 2009.

Amount of Supplemental Benefit. Executives who participated in the Pension Plan will receive a supplemental benefit equal to the excess, if any, of (i) the monthly benefit payable to the executive under the Pension Plan, computed without regard to the Code limitations, but taking into account for purposes of compensation under the Pension Plan only base pay plus annual incentive compensation (including any deferred amounts of base pay and annual incentive compensation), over (ii) the amount of monthly benefit actually payable to the executive under the Pension Plan as limited by the Code.

Executives who received an annual employer contribution pursuant to the 401(k) plan will receive a supplemental benefit based on the amount credited to an account established for the executive. At the time the annual employer contribution to the 401(k) plan is made on behalf of the executive for such year, an amount will be credited to the executive’s account equal to the difference between: (i) the annual employer contribution that would be made to the 401(k) plan computed without regard to Code limitations, but taking into account for purposes of compensation under the 401(k) plan only base pay (including any deferred amounts of base pay); and (ii) the amount of the annual employer contribution actually made on behalf of the executive under the 401(k) plan as limited by the Code. Earnings will be credited to the account of each executive, from time to time, at the rate determined by the Compensation Committee.

Benefits which become payable to an executive under the SERP will be payable at the same time, in the manner and for the same duration as the benefits which are payable to the executive under the Pension Plan or the 401(k) plan.

For purposes of calculating the SERP benefit, a participant’s “compensation” excludes long-term incentive compensation that may be paid in cash or stock. For example, the SERP benefit would not be affected by a participant’s SARs or restricted stock awards that vest over a period longer than one year, but the pension benefit under the SERP would be affected by any annual bonus payable in cash or stock.

On March 25, 2009, an amendment to suspend benefit accruals in our non-qualified executive retirement plan and annual employer contributions to the 401(k) plan for all active plan participants for an 18-month period beginning July 1, 2009 was adopted.

Nonqualified Deferred Compensation

The following table sets forth certain information with respect to contributions to and withdrawals from our Non-Qualified Deferred Compensation Plan (“Deferred Compensation Plan”) by our named executive officers during the fiscal year ended December 27, 2009. Messrs. Smith, Fernandez, and Kiel and Ms. Brenner do not participate in our Non-Qualified Deferred Compensation Plan or have an outstanding balance in such plan.

2009 Nonqualified Deferred Compensation

Name (a)	Executive Contributions in Last FY ($) (b)	Registrant Contributions in Last FY ($) (c)	Aggregate Earnings in Last FY ($) (d)		Aggregate Withdrawals / Distributions ($) (e)	Aggregate Balance at Last FYE ($) (f)
Smith	—	—	—		—	—
Fernandez	—	—	—		—	—
Kiel	—	—	—		—	—
Brenner	—	—	—		—	—
Prather	—	—	2,246	(1)	—	129,542	(2)

(1)	Aggregate earnings are not includable in the Summary Compensation Table disclosure above.

(2)	Includes the amounts of employee contributions representing compensation earned and deferred in prior years that was reported in the Summary Compensation Table for the year in which earned or would have been so reported if the officer had been a named executive officer in such year.

Our Deferred Compensation Plan allows participants to defer a portion of their base salary and a portion or all of their payment from the annual bonus plan. There is no limitation on the amount participants may choose to defer. The participant’s deferrals receive an annual return based on the prime interest rate minus 1.5%.

Upon a participant’s termination of employment, he or she may elect to receive his or her distribution in a lump sum or annual installments over a period of ten years. If a participant’s death occurs prior to the payment of any amounts to him under the Deferred Compensation Plan, other than payments for unforeseeable emergencies, the participant will receive his or her distribution in five annual installments. If a participant’s death occurs after the payment of any amount to him under the Deferred Compensation Plan, other than payments for unforeseeable emergencies, his beneficiary will receive the distributions in the same form as paid to the participant prior to his death. In the event of an unforeseeable emergency (as defined) either before or after the commencement of payments under the Deferred Compensation Plan, a participant may request that all or any portion of his or her benefits be paid in one or more installments prior to the normal time for payment of such amounts.

Potential Payments Upon Termination of Employment or Change in Control

Employment Agreement with Mr. Smith. As mentioned in the Compensation Discussion and Analysis of this Proxy Statement, we are party to an employment agreement with Mr. Smith, which provides benefits to him in the event of his termination of employment under certain conditions. The amount of the benefits varies depending on the reason for the termination, as explained below.

Termination for Cause; Resignation without Good Reason; Termination at End of Employment Period. If Mr. Smith is terminated for cause or resigns without good reason (as such terms are defined in the agreement), or if Mr. Smith’s employment is terminated at the end of the employment period, he will receive only the salary that is accrued through the date of termination. No special severance benefits would be payable.

Termination Due to Death or Disability. If Mr. Smith dies, or if we terminate his employment due to his disability, Mr. Smith (or his estate) will receive any salary accrued through the date of termination, plus a pro-rata portion of his target annual bonus earned through the date of termination.

Termination without Cause; Resignation for Good Reason. If Mr. Smith’s employment is terminated by us without cause or if he resigns for good reason, then in addition to accrued salary, he will be entitled to a pro rata target annual bonus for the year of termination and a severance payment equal to three times his then-current annual salary and target annual bonus. In addition, all of Mr. Smith’s outstanding equity awards will vest as of the date of termination, and we will continue to provide him with group health coverage for a period of 36 months.

If a change in control occurs, for the following two years, Mr. Smith’s target annual bonus opportunity will be no less than it was for the last full fiscal year prior to the change in control. Also, in the event of a change in control (other than a management-led buy-out or similar transaction in which Mr. Smith or a group of which he is a member participates as an acquiror), Mr. Smith may terminate his employment for any reason during the 30-day period immediately following the six-month anniversary of the change in control and receive the severance benefits provided by the employment agreement as if he had terminated for good reason, as described above.

The employment agreement provides that if any payments or benefits would be subject to the excise tax imposed under Section 4999 of the Code, then the payments will be limited to the maximum amount that could be paid without triggering the excise tax.

Restrictive Covenants. Mr. Smith’s employment agreement contains confidentiality, noncompetition and employee nonsolicitation covenants that apply during his employment with us and for 24 months after his termination of employment.

Benefits to Other Named Executive Officers in the Event of a Change in Control. We have change in control agreements with Messrs. Fernandez and Ms. Brenner. Each agreement provides severance payments and benefits to the executive if his or her employment is terminated without cause or the executive resigns for good reason within two years after a change in control (as such terms are defined in the agreements). Mr. Prather does not have a change in control agreement. During 2009, we also were party to a change in control agreement with Mr. Kiel, but his agreement terminated at the time of his retirement on December 27, 2009.

Termination for Cause; Resignation without Good Reason; Termination at End of Employment Period. If the executive is terminated for cause or resigns without good reason within two years after a change in control, or if the executive’s employment is terminated at the end of the employment period following a change in control, he or she will receive only the salary that is accrued through the date of termination. No special severance benefits would be payable.

Termination Due to Death or Disability. If the executive’s employment terminates due to death or disability within two years after a change in control, he or she will receive any salary accrued through the date of termination, plus a pro-rata portion of the executive’s target annual bonus earned through the date of termination.

Termination without Cause; Resignation for Good Reason. If the executive’s employment is terminated by us without cause or if the executive resigns for good reason within two years after a change in control, then in addition to accrued salary, he or she will be entitled to a pro rata annual bonus for the year of termination and a severance payment equal to a multiple (2 in the case of Ms. Brenner, and 1.5 in the case of Mr. Fernandez) of the executive’s then-current annual salary and target annual bonus. In addition, all of the time-based restrictions on the executive’s outstanding equity awards will lapse as of the date of termination, any options or SARs will vest and remain exercisable through the end of their original terms, and any performance awards will be governed by the terms and conditions of the plan under which they were awarded. We will continue to provide the executive with group health coverage for a period of time after his or her termination (24 months in the case of Ms. Brenner, and 18 months in the case of Mr. Fernandez) except that our obligation to provide health coverage will end if the executive becomes employed by another employer that provides him or her with group health benefits.

The agreements provide that if any payments or benefits would be subject to the excise tax imposed under Section 4999 of the Code, then the payments will be limited to the maximum amount that could be paid without triggering the excise tax.

Restrictive Covenants. Each of the agreements contains confidentiality and employee nonsolicitation covenants that apply during the executive’s employment with us and for a certain period of time after his or her termination of employment (24 months in the case of Ms. Brenner, and 18 months in the case of Mr. Fernandez). Ms. Brenner’s agreement contains a noncompetition covenant that applies for 24 months after she terminates employment, unless she timely waives the severance benefits provided by the change in control agreement, in which case the noncompetition covenant will not apply.

Summary of Potential Termination Payments and Benefits. The following tables summarize the value of the termination payments and benefits that each of our named executive officers would receive if he or she had terminated employment on December 27, 2009 under the circumstances shown. The amounts shown in the tables do not include accrued but unpaid salary, earned annual bonus for 2009, or payments and benefits to the extent they are provided on a non-discriminatory basis to salaried employees generally upon termination of employment, such as distributions of plan balances under our tax-qualified 401(k) plan, and death or disability benefits under our generally available welfare programs. Mr. Kiel retired on December 27, 2009. The following table reflects the payments and benefits that he received in connection with his termination of employment.

	Termination for Cause or Resignation without Good Reason ($)	Termination without Cause or Resignation For Good Reason ($)		Retirement ($)	Death ($)	Long- Term Disability ($)	Termination without Cause or Resignation for Good Reason in connection with a Change in Control ($)
Steven J. Smith
Cash Severance	—	3,722,400		—	—	—	3,722,400
Vested Account Balances(1)
Pension Plan	559,121	559,121		559,121	279,561	559,121	559,121
SERP	2,240,224	2,240,224		2,240,224	1,120,112	2,240,224	2,240,224
Benefit Continuation(2)	—	35,101		—	—	—	35,101
Retiree Medical(3)	62,502	62,502		62,502	—	62,502	62,502
Value of Unvested Equity Awards(4)	—	—		—	1,221,400	1,221,400	1,221,400

TOTAL	2,861,847	6,619,348		2,861,847	2,621,073	4,083,247	7,840,748
Andre J. Fernandez
Cash Severance	—		—	—	—	—	797,355
Vested Account Balances(1)
Annual Employer Contribution to 401(k) Plan	—	—		—	—	—	—
SERP	—	—		—	—	—	—
Benefit Continuation(2)	—	—		—	—	—	21,600
Retiree Medical(3)	—	—		—	—	—	—
Value of Unvested Equity Awards(4)	—	—		—	541,750	541,750	541,750
TOTAL	—	—		—	541,750	541,750	1,360,705

Douglas G. Kiel
Cash Severance	N/A	N/A		—	N/A	N/A	N/A
Vested Account Balances(1)
Pension Plan	N/A	N/A		403,188	N/A	N/A	N/A
SERP	N/A	N/A		1,041,129	N/A	N/A	N/A
Benefit Continuation(2)	N/A	N/A		-	N/A	N/A	N/A
Retiree Medical(3)	N/A	N/A		32,643	N/A	N/A	N/A
Value of Unvested Equity Awards(4)	N/A	N/A		-	N/A	N/A	N/A
TOTAL	N/A	N/A		1,476,960	N/A	N/A	N/A

Elizabeth Brenner
Cash Severance	—	—		—	—	—	1,355,010
Vested Account Balances(1)
Pension Plan	50,629	50,629		50,629	25,315	50,629	50,629
SERP	73,251	73,251		73,251	36,626	73,251	73,251
Benefit Continuation(2)	—	—		—	—	—	21,914
Value of Unvested Equity Awards(4)	—	—		39,400	492,500	492,500	492,500
TOTAL	123,880	123,880		163,280	554,440	616,380	1,993,304

	Termination for Cause or Resignation without Good Reason ($)	Termination without Cause or Resignation For Good Reason ($)	Retirement ($)	Death ($)	Long- Term Disability ($)	Termination without Cause or Resignation for Good Reason in connection with a Change in Control ($)
James P. Prather
Vested Account Balances(1)
Pension Plan	167,663	167,663	167,663	83,832	167,663	167,663
SERP	220,920	220,920	220,920	110,460	220,920	220,920
Value of Unvested Equity Awards(4)	—	—	2,955	54,175	54,175	54,175
TOTAL	388,583	388,583	391,538	248,467	442,758	442,758

(1)	Represents amounts vested irrespective of termination of employment.

(2)	Represents Company-paid COBRA for medical and dental coverage based on 2009 rates for the following time period: Mr. Smith, 36 months; Mr. Fernandez, 18 months; and Ms. Brenner, 24 months.

(3)	Represents actuarially calculated present value of retiree medical benefit until age 65. In calculating the present value of such benefit, we referred to the Sex-Distinct Mortality Table RP2000 and assumed a discount rate of 5.50%. We also assumed a 10.0% annual rate of increase in the per capita cost of medical benefits for 2009, decreasing gradually to 5% by 2020 and remaining at that level thereafter.

(4)	Represents the value of unvested equity awards that vest upon the designated event. Pursuant to the 2003 Equity Incentive Plan, equity awards vest upon the occurrence of a change in control, or the executive’s termination of service with us due to death, disability or, with respect to equity awards other than those granted in 2007, retirement. Awards granted in 2008 and 2009 under the 2007 Omnibus Incentive Plan do not vest automatically upon a change in control if the awards are assumed by the acquiring company, but do vest upon the executive’s termination of service with us due to death or disability or, in some cases, upon his or her termination without cause or resignation for good reason. Awards of Class A restricted stock are valued as of year-end 2009 based upon the closing price of our class A common stock on the New York Stock Exchange on December 24, 2009, the last trading day in our 2009 fiscal year $3.94. Since the base value of all currently outstanding SARs exceeds this year-end closing price, they are valued at $0 in the table.

Summary of Potential Payments upon a Change in Control. The following table summarizes the value of the payments that each of our named executive officers would receive if a change in control occurred on December 27, 2009, and the executive did not incur a termination of employment.

	Smith	Fernandez	Brenner	Prather
Value of Unvested Equity Awards	—	—	39,400	2,955

(1)	Represents the value of unvested equity awards which, pursuant to the 2003 Equity Incentive Plan, vest upon the occurrence of a change in control. Awards of restricted stock are valued as of year-end 2009 based upon the closing price of our class A common stock on the New York Stock Exchange on December 24, 2009, the last trading day in our 2009 fiscal year $3.94. Since the base value of all currently outstanding SARs exceeds this year-end closing price, they are valued at $0 in the table.

DIRECTOR COMPENSATION

The following tables provide information about the compensation earned by our non-employee directors during 2009 and their equity holdings as of December 27, 2009.

2009 Director Compensation

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	All Other Compensation ($)	Total ($)
David J. Drury	52,000	7,750	—	59,750
David G. Meissner	—	51,247	—	51,247
Jonathan Newcomb	51,500	7,750	—	59,250
Roger D. Peirce	67,000	7,750	—	74,750
Mary Ellen Stanek	54,000	7,750	—	61,750
Jeanette Tully	60,000	7,750	—	67,750
Ellen Siminoff	20,000	30,247	—	50,247
Owen Sullivan	47,500	7,750	—	55,250

(1)	Except for Mr. Meissner and Ms. Siminoff, who elected to take some or all their director compensation for 2009 in the form of stock awards, the amounts in this column reflect the sum of the basic annual retainer, committee retainer and meeting fees earned by each director as shown below:

Director	Role	Basic Annual Retainer ($)	Committee Retainer ($)	Meeting Fee ($)
Drury	Lead Director, Chair, Nominating Committee	30,000	10,000	12,000
Meissner	Director	30,000	—	13,500
Newcomb	Director	30,000	—	21,500
Peirce	Chair, Compensation Committee	30,000	7,500	29,500
Stanek	Chair, Human Resources Committee	30,000	5,000	19,000
Tully	Chair, Audit Committee	30,000	7,500	22,500
Siminoff	Director	30,000	—	12,500
Sullivan	Director	30,000	—	17,500

(2)	Reflects the grant date fair value of stock awards granted to our non-employee directors in 2009, which stock awards are described below. The fair value of these awards was determined in accordance with Financial Accounting Standards Board ASC Topic 718 Stock Compensation. The fair value of awards of unrestricted stock was determined by reference to the market price of the underlying shares on the grant date.

The following table shows the shares of stock awarded to each director during 2009, and the aggregate grant date fair value for each award.

Director	Grant Date	All Stock Awards: Number of Shares of Stock or Units (#)	Full Grant Date Fair Value of Award ($)
Drury	4/30/2009	5,000	7,750
Meissner	2/10/2009	6,369	9,999
	4/30/2009	12,097	18,750
	7/14/2009	9,723	10,501
	10/13/2009	2,000	9,000
	12/8/2009	797	2,997
Newcomb	4/30/2009	5,000	7,750
Peirce	4/30/2009	5,000	7,750
Stanek	4/30/2009	5,000	7,750
Tully	4/30/2009	5,000	7,750
Siminoff	4/30/2009	5,000	7,750
	7/14/2009	9,722	10,500
	10/13/2009	2,000	9,000
	12/8/2009	797	2,997
Sullivan	4/30/2009	5,000	7,750

As of December 27, 2009, there were no restrictions on shares held by any of our non-employee directors.

Annual Retainer. Our non-employee directors receive a base annual retainer of $30,000.

Committee Retainers. Mr. Drury received an additional $10,000 for his role as Lead Director and chair of the Nominating and Corporate Governance Committee. The chairs of the Audit and Compensation Committees received an additional annual retainer of $7,500 and the chair of the Human Resources Committee received an additional annual retainer of $5,000.

Meeting Fees. In 2009, non-employee directors received $1,500 for each Board or committee meeting attended except for teleconference meetings where he or she received a $1,000 fee.

Stock Awards. Our non-employee directors receive shares of unrestricted stock at each Annual Meeting of Shareholders. Each of our non-employee directors received 5,000 shares in 2009. Beginning in 2010, each of our non-employee directors will receive 10,000 shares of unrestricted stock at each Annual Meeting of Shareholders.

Other. We reimburse directors for their reasonable travel expenses relating to attendance at Board or committee meetings.

Meeting Attendance. Board members are expected to attend all Board meetings and all annual and special meetings of our shareholders. All members of the Board were present at our 2009 Annual Meeting of Shareholders.

Stock Ownership Policy. In 2005, we established stock ownership guidelines for our directors and certain executive officers as a way to better align the financial interests of our directors and executive officers with those of our shareholders. Directors are required to own 15,000 shares of stock. Attainment of these ownership levels will be reviewed regularly by the Compensation Committee. Directors should meet the guidelines by 2010 or, for new directors, within five years of his or her start date. As of December 27, 2009, all of our directors had achieved his or her stock ownership requirements except for Mr. Sullivan, who joined the Board on July 10, 2007.

Risk Assessment

The Compensation Committee has reviewed with management the design and operation of our incentive compensation arrangements, including the performance objectives and target levels used in connection with incentive awards, for the purpose of assuring that these arrangements do not provide our executives or employees with incentive to engage in business activities or other behavior that would impose unnecessary or excessive risk to the value of our Company or the investments of our shareholders. Specifically, based on discussions with management at its October 2009 meeting, the Board of Directors made an assessment of the Company’s primary business risks. The Compensation Committee considered these identified risks and the impact of the Company’s compensation programs on business risk. The Compensation Committee considered compensation programs that apply to employees at all levels, including, but not limited to, sales compensation programs (and related payback requirements for revenues not collected), special sales incentive programs, on-air talent incentives tied to ratings, management incentives, the absence of incentives related to pension or other benefit plan investment performance, and the absence of incentives for inappropriate competitive practices or other risks. The Compensation Committee concluded that the Company’s compensation plans, programs and policies do not create incentives that influence behavior inconsistent with the overall interests of the Company or encourage employees to take risks that are reasonably likely to have a material adverse effect on the long-term well-being of the Company.

AUDIT COMMITTEE REPORT

In accordance with its written charter adopted by the Board, the Audit Committee assisted the Board in fulfilling its oversight responsibilities with respect to (i) the integrity of our financial statements; (ii) our compliance with legal and regulatory requirements; (iii) our independent auditor’s qualifications and independence; and (iv) the performance of our internal audit function and independent auditors. The Audit Committee reviewed and discussed the audited financial statements for 2009 with management. The Audit Committee also discussed the matters required to be discussed by Statement of Auditing Standard No. 61 with the Company’s independent auditors, PricewaterhouseCoopers LLP. The Audit Committee received a written disclosure and letter from PricewaterhouseCoopers LLP as required by applicable requirements of the Public Company Accounting Oversight Board regarding PricewaterhouseCoopers LLP’s communications with the Audit Committee concerning independence, and discussed with PricewaterhouseCoopers LLP its independence. Based on its review and discussions, the Audit Committee recommended to the Board that the audited financial statements be included in our Annual Report on Form 10-K to be filed with the Securities and Exchange Commission.

This report shall not be deemed to be incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, and shall not otherwise be deemed filed under such Acts.

By the Audit Committee:

Jeanette Tully, Chairperson

Jonathan Newcomb

Roger D. Peirce

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM DISCLOSURE

The Audit Committee of the Board appointed PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2009 and our shareholders ratified such appointment at the 2009 Annual Meeting of Shareholders. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting and will have an opportunity to make a statement if they desire to do so and to respond to appropriate questions. In 2009, PricewaterhouseCoopers LLP performed an annual audit of our consolidated financial statements for inclusion in the 2009 annual report to shareholders and required filings with the SEC for the fiscal year ended December 27, 2009. Ernst & Young LLP served as our independent registered public accounting firm for 2007 and performed an annual audit of our consolidated financial statements for inclusion in the 2007 annual report to shareholders and required filings with the SEC for the fiscal year ended December 30, 2007. We do not expect representatives from Ernst & Young LLP to be present at the Annual Meeting.

Audit Fees. The aggregate audit fees billed by PricewaterhouseCoopers LLP for the fiscal years ended December 27, 2009 and December 28, 2008 were $586,291 and $614,000, respectively. Audit fees include fees billed for professional services rendered for the audit of our annual financial statements and the effectiveness of internal controls over financial reporting under Section 404 of the Sarbanes Oxley Act and the Public Company Accounting Oversight Board requirements, the review of quarterly financial statements and statutory and regulatory filings.

Audit-Related Fees. The aggregate audit-related fees billed by PricewaterhouseCoopers LLP for the fiscal years ended December 27, 2009 and December 28, 2008 were $11,400 and $0, respectively. Audit-related fees include fees billed for assurance and related services for attest services and consultations concerning financial accounting and reporting matters not classified as audit.

Tax Fees. The aggregate tax fees billed by PricewaterhouseCoopers LLP for the fiscal years ended December 27, 2009 and December 28, 2008 were $0 and $0, respectively.

All Other Fees. All other fees for products and services other than those in the above three categories billed by PricewaterhouseCoopers LLP for the fiscal years ended December 27, 2009 and December 28, 2008 were $0 and $0, respectively.

Our Audit Committee does not consider the provision of non-audit services by PricewaterhouseCoopers LLP to be incompatible with maintaining auditor independence. Pursuant to the provisions of the Audit Committee charter, all audit services and all permitted non-audit services (unless de minimis) provided by our independent auditors, as well as the fees and other compensation to be paid to them, must be approved in advance by our Audit Committee. All audit, audit-related, tax and other services, if any, provided by Pricewaterhouse Coopers LLP during 2009 were approved by our Audit Committee in accordance with 17 CFR 210.2-01(c)(7)(i) and the terms of the Audit Committee charter.

CERTAIN TRANSACTIONS

Policies and Procedures Governing Related Person Transactions

Our Board adopted in February 2007 written policies and procedures regarding transactions with related persons. For purposes of the policy:

•	a “related person” means any of our directors, executive officers, nominees for director, five percent or greater shareholder or any of their immediate family members; and

•

a “related person transaction” generally is a transaction (including any indebtedness or a guarantee of indebtedness) in which we were or are to be a participant and the amount involved exceeds $120,000, and in which a related person had or will have a direct or indirect material interest.

Each executive officer, director or nominee for director is required to disclose to the Nominating and Corporate Governance Committee certain information relating to related person transactions for review and approval or ratification by the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee must disclose any material related person transactions to the full Board.

Disclosure to the Nominating and Corporate Governance Committee should occur before, if possible, or as soon as practicable after the related person transaction is effected, but in any event as soon as practicable after the executive officer, director or nominee for director becomes aware of the transaction or of a material change to such a transaction. Under the policy, the Nominating and Corporate Governance Committee’s decision to approve or ratify a related person transaction is to be based on the Nomination and Corporate Governance Committee’s determination that consummation of the transaction is in, or was not contrary to, our best interests. The Nominating and Corporate Governance Committee has approved or ratified all related person transactions that occurred in 2009, all of which are described below.

Agreement with Grant Family Shareholders

In connection with our initial public offering, in May 2003 we entered into a shareholders agreement with our predecessor company, Matex Inc. and the Abert Family Journal Stock Trust (the latter two of which, including any successor thereto or permitted transferees thereof, such as Grant D. Abert, Barbara Abert Tooman and the Judith Abert Meissner Marital Trust and related family trusts, we refer to collectively as the Grant family shareholders). On August 22, 2007, the parties entered into an amendment to the shareholders agreement.

Pursuant to the amendment, we repurchased 3,200,000 shares of our class B common stock from Matex Inc. for $32 million, or $10 per share. In addition to the share repurchase, the amendment provided for, among other things, the following: (1) a lock-up on sales of the Grant family shareholders’ remaining shares in our Company through August 22, 2008, subject to certain exceptions; and (2) the elimination of the Grant family shareholders’ right to elect a second director to our Board based on the size of the Board. The amendment also granted us certain options to require the Grant family shareholders to convert certain shares as discussed below.

Pursuant to the shareholders agreement, as amended, the Grant family shareholders agreed not to transfer any of their shares during the three years following our initial public offering, except as otherwise provided for in the agreement or pursuant to a Board-approved business combination transaction or under Rule 144 of the Securities Act of 1933. In addition, the Grant family shareholders agreed that they will not exercise their rights under our articles of incorporation to purchase any available shares of class B common stock if, after the proposed purchase, the Grant family shareholders would own more than 17% of the class B common stock then outstanding.

Pursuant to the terms and conditions of the shareholders agreement, as amended, each year we may redeem, at 105% of the average closing price of the class A shares, class B shares then owned by the Grant family shareholders if the Grant family shareholders own more than 17% of the class B shares then outstanding. The Grant family shareholders may, however, before the redemption occurs, convert their class B shares subject to the redemption into class A shares without complying with the class B offer procedures set forth in our articles of incorporation.

The shareholders agreement, as amended, provides the Grant family shareholders with certain rights to register with the SEC some or all of their shares for resale to the public. The Grant family shareholders have the right to “demand” the registration of their shares, for resale, subject to the limitations described below. The Grant family shareholders also have the right to participate in certain of our proposed stock offerings to the public, subject to certain conditions. Notwithstanding these rights, we will not be obligated to effect any Grant family shareholder’s “demand” to register shares within 180 days after (1) the effective date of a registration in which the Grant family shareholders were notified of their rights to participate in an offering of ours or (2) any other registration of theirs. In addition, we may postpone for up to 180 days the filing or the effectiveness of any such Grant family shareholder’s “demand” registration statement if our Board determines that effecting such registration would have certain negative consequences.

The shareholders agreement, as amended, also provides that the Grant family shareholders will have the right to propose one director nominee to the Board. This right terminates when the Grant family shareholders hold less than 5% of the outstanding shares of our common stock. The Grant family shareholders’ nominee will be subject to applicable professional and governance standards. In connection therewith, the Grant family shareholders agree to take all actions necessary to elect all of our recommended nominees for director. David G. Meissner, who was nominated by the then existing Grant family shareholders and elected by our shareholders at the 2007 Annual Meeting of Shareholders, is up for re-election as a Class I director at the 2010 Annual Meeting of Shareholders for a term to expire at the 2013 Annual Meeting of Shareholders and until his successor is duly elected and qualified.

The shareholders agreement, as amended, also allows us, in certain circumstances, to require the Grant family shareholders to convert some or all of their class C common stock into either shares of class A common stock or shares of both class A common stock and class B common stock (at their choice). Specifically, we have the option to require such a conversion if the number of outstanding shares of class C common stock falls below 1,088,000 shares (and our option in this situation is to require conversion of all remaining shares of class C common stock). In addition, after September 30, 2016, if there are more than 1,632,000 shares of class C common stock then outstanding we have the option to require the Grant family shareholders to convert all shares of class C common stock in excess of 1,632,000 shares.

Other Relationships

In January 2010, we sold certain assets relating to our PrimeNet business to an entity partially controlled by Mark J. Keefe, our former Vice President and the former President of PrimeNet, for an amount equal to $218,570.00, additional payments of at least $700,000, and the assumption of certain liabilities of PrimeNet.

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires certain of our executive officers, directors and persons who beneficially own more than 10% of our common stock to file reports of changes in ownership of our common stock with the SEC. Those people are required by SEC regulations to furnish us with copies of all Section 16(a) forms that they file. To our knowledge, all of those people complied with all Section 16(a) filing requirements in 2009 except for late Form 4 filings by two executive officers relating to the withholding of shares to satisfy tax obligations in connection with the vesting of restricted stock, which original grants were properly and timely reported.

Corporate Governance Matters

We have adopted a Code of Ethics for Financial Executives (meeting the definition of “code of ethics” as that term is defined in Item 406(b) of Regulation S-K) that applies to our Chief Executive Officer and senior financial and accounting officers and employees. We have also adopted a Code of Ethics, applicable to all employees, and a Code of Conduct and Ethics for Members of the Board of Directors, applicable to all directors, which together satisfy the requirements of the New York Stock Exchange regarding a “code of business conduct.” Finally, we have adopted Corporate Governance Guidelines addressing the subjects required by the New York Stock Exchange. We make copies of the foregoing, as well as the charters of our Board committees, available free of charge on our web site at www.journalcommunications.com, and this information is available in print to any shareholder who requests it by writing to Mary Hill Leahy, Senior Vice President, General Counsel, Secretary, and Chief Compliance Officer, Journal Communications, Inc., P.O. Box 661, Milwaukee, Wisconsin 53201-0661.

Incorporation By Reference

We filed our Annual Report on Form 10-K for the fiscal year ended December 27, 2009 with the Securities and Exchange Commission on March 5, 2010. This Proxy Statement incorporates by reference Items 7, 7A, 8 and 9 of Part II of that Annual Report on Form 10-K.

Miscellaneous

We will bear the cost of soliciting proxies. We do not anticipate that we will retain anyone to solicit proxies or that we will pay compensation to anyone for that purpose.

A shareholder who intends to present a proposal at, and have the proposal included in our Proxy Statement for, an Annual Meeting of Shareholders must comply with the requirements of Rule 14a-8 under the Securities Exchange Act of 1934, as amended. In order to comply with such rule, proposals submitted for the 2011 Annual Meeting must be received by us by no later than November 19, 2010. A shareholder who intends to present a proposal at an Annual Meeting (including nominating persons for election as directors) but does not intend to have the proposal included in our Proxy Statement for such meeting must comply with the requirements set forth in our bylaws and discussed above under “Election of Directors – Board Meetings and Committees – Nominating and Corporate Governance Committee.” Under our bylaws, if we do not receive such notice prior to December 31, 2010 (assuming a meeting date before May 1, 2011), then the notice will be considered untimely and we will not be required to present such proposal at the 2011 Annual Meeting. If our Board chooses to present such proposal at the 2011 Annual Meeting, then the persons named in proxies solicited by the Board for the 2011 Annual Meeting may exercise discretionary voting power with respect to such proposal.

Pursuant to the rules of the SEC, services that deliver our communications to shareholders that hold their stock through a bank, broker or other holder of record may deliver to multiple shareholders sharing the same address a single copy of our annual report to shareholders and Proxy Statement. Upon written or oral request, we will promptly deliver a separate copy of the annual report to shareholders and/or Proxy Statement to any shareholder at a shared address to which a single copy of each document was delivered. Shareholders may notify us of their requests by calling or writing Mary Hill Leahy, Senior Vice President, General Counsel, Secretary, and Chief Compliance Officer, Journal Communications, Inc., P.O. Box 661, Milwaukee, Wisconsin 53201-0661, phone number (414) 224-2057.

We have filed an Annual Report on Form 10-K with the SEC for the fiscal year ended December 27, 2009. This Form 10-K will be bound with our 2009 annual report to shareholders and mailed to each person who is a record or beneficial holder of shares of our common stock on the record date for the Annual Meeting.

JOURNAL COMMUNICATIONS, INC.

Mary Hill Leahy

Senior Vice President, General Counsel, Secretary,

and Chief Compliance Officer

Milwaukee, Wisconsin

March 19, 2010

Appendix A

Journal Communications, Inc.

Director Independence Standards

As Adopted by Board of Directors on Feb. 10, 2004

and amended on April 29, 2004, February 8, 2005, April 27, 2006 and December 9, 2008

The Board of Directors of Journal Communications, Inc. (the “Company”) has established categorical standards to assist it in making determinations of director independence. Under these categorical standards, the following relationships that currently exist or that have existed, including during the preceding three years unless otherwise noted, will not be considered to be material relationships that would impair a director’s independence. With respect to any relationship between a director and the Company or its subsidiaries not covered by the standards set forth below, a director may be considered independent if the independent directors of the Board of Directors make the affirmative determination that such relationship is not material.

Members of the Audit Committee shall also be required to meet the requirements of Section 301 of Sarbanes-Oxley and the SEC’s Exchange Act Rule 10A-3(b)(1).

Employment

•	The director was an employee of the Company three or more years ago.

•

The director is or was an employee, other than an executive officer, of another company where any of the Company’s executive officers serve or served at the same time on that company’s compensation committee.

•	The director is a former partner or employee of the Company’s internal or external auditor but did not personally work on the Company’s audit within the last three years.

•	The director is a shareholder of the Company.

Family Members

•	A family member of the director is or was an employee of the Company, but not an executive officer, in the past three years.

•	A family member of the director is a former partner or employee of the Company’s internal or external auditor but did not personally work on the Company’s audit within the last three years.

•	A family member of the director is employed by an internal or external auditor of the Company but is not a partner of such firm and does not personally work on the Company’s audit.

•

A family member of the director is or was an employee, other than an executive officer, of another company where any of the Company’s executive officers serve or served at the same time on that company’s compensation committee.

•

A family member of the director receives or received less than $120,000* during any 12-month period in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided that such compensation is not contingent on continued service with the Company). Compensation received by a family member of the director for service as a non-executive employee of the Company need not be considered.

•

A family member of the director is or was an executive officer, employee or director of another company that makes payments (other than contributions to non-profit organizations) to, or receives payments from, the Company in an amount which, in any one fiscal year, is less than $1 million* or 2%* of the other company’s consolidated gross revenues (if such amount is greater than $1 million*). Both the payments and the consolidated gross revenues to be measured shall be those reported in the last completed fiscal year.

•

A family member of the director is or was an executive officer, employee or director of a non-profit organization to which the Company’s contributions in any one fiscal year are less than $1 million* or 2%* of the other company’s consolidated gross revenues (if such amount is greater than $1 million*) of the non-profit’s consolidated gross revenues.

•	A family member of the director has a relationship with the Company but the family member is not an immediate family member of the director.

•

A family member of the director, other than his or her spouse, is an employee of a company that has any other relationship with the Company but the family member is not an executive officer of that company.

“Immediate family member” includes a spouse, parents, children, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, brothers- and sisters-in-law, and anyone (other than domestic employees) who shares the director’s home.

Consulting Arrangements and Other Compensation

•

A director receives or received less than $120,000* during any 12-month period in direct compensation from the Company, other than director and committee member fees and pension or other forms of deferred compensation for prior service (provided that such compensation is not contingent on continued service with the Company).

•	The director received routine business entertainment from the Company or any executive officer of the Company.

Credit Arrangements

•	The director has an arrangement with the Company for the payment of reasonable director expenses in the ordinary course of his or her board service.

•	The director has an arrangement with the Company for the purchase of services from the Company on standard terms offered to the general public.

* If the relationship identified in this categorical standard requires disclosure in the Company’s periodic filings or proxy statement as filed with the Securities and Exchange Commission by virtue of Item 404 of Regulation S-K, then the dollar amount or percentage set forth in this categorical standard shall be modified to be the lesser of the dollar amount or percentage set forth therein and the dollar amount or percentage mandated by the relevant provision of Item 404.

Business Affiliations

•

A director is or was an executive officer, employee or director of, or has or had any other relationship with, another company, that makes payments (other than contributions to non-profit organizations) to, or receives payments from, the Company for property or services in an amount that, in any one fiscal year, is less than $1 million* or 2%* of the other company’s consolidated gross revenues (if such amount is greater than $1 million*). Both the payments and the consolidated gross revenues to be measured shall be those reported in the last completed fiscal year.

•

The director (or an immediate family member of the director) is an executive officer, partner, employee or director of an entity that provides goods and services to the Company and each of the following are correct:

•

The director was not involved in the decision by the Company to select the entity in which the director (or his or her immediate family member) is an executive officer, partner, employee or director as a provider of goods or services to the Company;

•	The director recused himself or herself from any determination regarding such provider made by the board or any committee of the board;

•

The terms of any contract or other arrangement under which goods or services are or were provided to the Company by any entity in which the director (or his or her immediate family member) is an executive officer, partner, employee or director were determined through an arms-length negotiation and were entered into the Company in the ordinary course of its business; and

•

The terms of any contract or other arrangement under which goods or services are or were provided to the Company by any entity in which the director (or his or her immediate family member) is an executive officer, partner, employee or director are on substantially the same terms as comparable transactions with non-affiliated persons.

•

The director has a relationship that currently exists or that has existed with a company that has a relationship with the Company, but the director’s relationship with the other company is through the ownership of the stock or other equity interests of that company that constitutes less than 10% of the outstanding stock or other equity interests of that company.

Charitable Affiliations

•

A director is or was an executive officer, employee or director of, or has or had any other relationship with, a non-profit organization to which the Company’s contributions in any one fiscal year are less than $1 million or 2%* of the other company’s consolidated gross revenues (if such amount is greater than $1 million*).

Other

•

Any relationship that a director (or an immediate family member of the director) previously had that constituted an automatic bar to independence under New York Stock Exchange (“NYSE”) listing standards after such relationship no longer constitutes an automatic bar to independence in accordance with NYSE listing standards.

* If the relationship identified in this categorical standard requires disclosure in the Company’s periodic filings or proxy statement as filed with the Securities and Exchange Commission by virtue of Item 404 of Regulation S-K, then the dollar amount or percentage set forth in this categorical standard shall be modified to be the lesser of the dollar amount or percentage set forth therein and the dollar amount or percentage mandated by the relevant provision of Item 404.

DRIVING DIRECTIONS TO JOURNAL COMMUNICATIONS, INC.

2010 ANNUAL MEETING OF SHAREHOLDERS

The Pfister Hotel

424 East Wisconsin Avenue

Milwaukee, Wisconsin 53202

Directions from the North:

•

Take I-43 South to the McKinley / Fond du Lac Exit. Take a left on McKinley to Water Street, then take a right on Water to Mason Street. Take a left on Mason to Jefferson Street and take a right on Jefferson. On the right hand side of Jefferson is the front entrance where valet parking is available. There is also a parking structure at the corner of Mason and Jefferson and a surface lot directly across Jefferson Street.

Directions from the South:

•

Proceed North on I-94 West as it merges with I-43 North. Take I-94 West /I-43 North to the Plankinton Exit. Follow the Plankinton Exit Ramp, bearing left onto Plankinton. Take Plankinton (One Way/North) to Wells Street. Turn right on Wells (One Way/East) to Jefferson Street. Turn right on Jefferson and go two blocks to the main entrance where valet parking is available. There is also a parking structure at the corner of Mason and Jefferson and a surface lot directly across Jefferson Street.

Directions from the Southwest:

•

Take I-94 East to I-794 East, then continue on I-794 East to the Van Buren Exit (far left lane). Take Van Buren to Mason Street (approximately 3 blocks north), make a left turn on Mason, then go two blocks to Jefferson Street and take a left. On the right hand side is the front entrance where valet parking is available. There is also a parking structure at the corner of Mason and Jefferson and a surface lot directly across Jefferson Street.

JOURNAL COMMUNICATIONS, INC. 333 WEST STATE STREET MILWAUKEE, WI 53201-0661	VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
Electronic Delivery of Future PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends that you vote FOR the following:			☐	☐	☐
1.	Election of Directors
Nominees
01	David G. Meissner	02 Ellen F. Siminoff		03 Jeanette Tully

The Board of Directors recommends you vote FOR the following proposal(s):								For	Against	Abstain
2	Ratification of the appointment of Pricewaterhouse Coopers LLP as our independent registered public accounting firm for the fiscal year ending December 26, 2010.							☐	☐	☐

NOTE: This Proxy when properly executed will be voted in the manner directed herein. If no direction is given, this Proxy will be voted FOR each of the Board of Directors’ nominees listed in proposal 1 and FOR proposal 2.

For address change/comments, mark here. (see reverse for instructions)			Yes	No	☐
Please indicate if you plan to attend this meeting			☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

	Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)	Date

JOURNAL COMMUNICATIONS, INC.

2010 Annual Meeting of Shareholders

April 28, 2010, 9:00 A.M. Central Time

The Pfister Hotel, Imperial Ballroom

424 East Wisconsin Avenue

Milwaukee, WI

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, and Annual Report is/are available at www.proxyvote.com.

This proxy is solicited on behalf of Journal Communications, Inc.’s Board of Directors.

The undersigned appoints Steven J. Smith and Andre J. Fernandez, and each of them, and each with full power of substitution, as Proxies to vote all of the shares of class A common stock, class B common stock and/or class C common stock of Journal Communications, Inc. held of record by the undersigned as of the close of business on February 26, 2010 at the 2010 Annual Meeting of Shareholders, to be held on April 28, 2010, or any adjournment or postponement thereof. The undersigned also acknowledges receipt of the 2009 Annual Report to Shareholders, the Notice of the Annual Meeting and the Proxy Statement. The undersigned hereby revokes any other proxy executed previously for the 2010 Annual Meeting of Shareholders.

This Proxy, when properly executed, will be voted in the manner the undersigned shareholder directs on the reverse side of this card. If you sign and return this Proxy but do not specify otherwise, this Proxy will be voted FOR each of the nominees listed in Proposal 1 and FOR Proposal 2 listed on the reverse side of this card. Therefore, to direct a vote FOR each of the nominees listed in Proposal 1 and FOR Proposal 2, you need not mark any box. Simply sign, date and return this Proxy.

If this Proxy is not returned, or if you do not vote via the telephone or the Internet, then the shares of Journal Communications, Inc. common stock you own will not be voted.

Please be sure to sign on the reverse side of this card exactly as your name appears next to the signature line.

Shares of class A common stock are entitled to one vote per share, shares of class B common stock are entitled to ten votes per share, and shares of class C common stock are entitled to two votes per share on each matter submitted to shareholders at the Annual Meeting.

 Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side